LEASE INTENDED FOR SECURITY


                           Dated as of March 31, 2000


                                      among


                            GCI SATELLITE CO., INC.,

                                   as Lessee,


                     STATE STREET BANK AND TRUST COMPANY OF
                       CONNECTICUT, NATIONAL ASSOCIATION,

      not in its individual capacity, except as expressly set forth herein, but solely as Owner Trustee,


                                       and


                      GENERAL ELECTRIC CAPITAL CORPORATION,

                              as Owner Participant

                                TABLE OF CONTENTS
                                                                                                               Page
Parties...........................................................................................................1

Introduction......................................................................................................1
    Section 1.         Procurement, Delivery and Acceptance.......................................................2
    Section 2.         Term, Rent and Payment.....................................................................9
    Section 3.         Warranties................................................................................11
    Section 4.         Possession, Assignment, Sublease, Use and Maintenance.....................................12
    Section 5.         General Tax Indemnity.....................................................................13
    Section 6.         Increased Costs, Etc......................................................................15
    Section 7.         Risk of Loss; Replacement; Waiver and Indemnity...........................................17
    Section 8.         [Reserved.]...............................................................................20
    Section 9.         Default...................................................................................20
    Section 10.        Return of Units...........................................................................24
    Section 11.        Distributions to Owner Participants.......................................................24
    Section 12.        Limitation of Liability; Compensation.....................................................26
    Section 13.        Assignments...............................................................................26
    Section 14.        Ownership, Grant of Security Interest and Further Assurances..............................27
    Section 15.        Late Payments, Etc........................................................................28
    Section 16.        Effect of Waiver..........................................................................29
    Section 17.        Survival of Covenants.....................................................................29
    Section 18.        APPLICABLE LAW............................................................................29
    Section 19.        Effect and Modification of Lease..........................................................29
    Section 20.        Reports; Confidentiality..................................................................30
    Section 21.        Notices...................................................................................31
    Section 22.        Counterparts..............................................................................32
    Section 23.        Severability..............................................................................32
    Section 24.        Successors and Assigns; Merger............................................................32
    Section 25.        Brokers...................................................................................33
    Section 26.        Jury Trial................................................................................33
    Section 27.        Captions; Table of Contents...............................................................33
    Section 28.        Schedules and Exhibits....................................................................33
    Section 29.        Certain Definitions.......................................................................33

Schedule I        List of Owner Participants
Schedule II       A.       Description of Units
                  B.       Aggregate Purchase Price
                  C.       Rental
                  D.       Interest on Late Payments
                  E.       Purchase/Remarketing Provision
                  Annex I          Description of Units
                  Annex II         Rental Payments
                  Annex III        Return Requirements

Exhibit A         Form of Bill of Sale (Section 1.2(a))
Exhibit B         Form of Acceptance Certificate (Section 1.3(o))
Exhibit C-1       Form of Opinion of In-House Counsel to Lessee
Exhibit C-2       Form of Opinion of FCC Counsel
Exhibit C-3       Form of Opinion of Special Counsel
Exhibit D-1       Form of Assignment
Exhibit D-2       Form of PanAmSat Consent and Agreement
Exhibit E         Form of Closing Notice
Exhibit F         Form of Sublease

                           LEASE INTENDED FOR SECURITY


         This LEASE INTENDED FOR SECURITY (as amended, modified, restated or supplemented from time to time, this "Lease") dated as of March 31, 2000 (the "Execution Date"), is among GCI SATELLITE CO., INC., an Alaska corporation ("Lessee"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association ("State Street"), not in its individual capacity, except as otherwise set forth herein, but solely in its capacity as owner trustee pursuant to the Trust Agreement hereinafter referred to (in such capacity, the "Owner Trustee"); and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"), as the sole initial Owner Participant.


                                 R E C I T A L S

                  A. GCI Communication Corp., an Alaska corporation and an Affiliate of Lessee ("GCI Communication"), entered into the Galaxy X Transponder Purchase Agreement dated as of August 24, 1995 (as heretofore or hereafter amended or supplemented, the "Purchase Agreement"), with Hughes Communications Galaxy, Inc., who subsequently assigned its rights and obligations thereunder to PanAmSat Corporation, a Delaware corporation ("PanAmSat"), pursuant to which GCI Communication agreed to buy six Primary C-Band Transponders and one Ku-Band Transponder (as more fully described on Annex I to Schedule II, individually a "Unit" and collectively the "Units"). GCI Communication assigned its rights and obligations under the Purchase Agreement to Lessee.

                  B. Owner Trustee agrees, for the account of Owner Participants, to acquire from PanAmSat and lease to Lessee and Lessee agrees to lease from Owner Trustee the Units, upon the terms and conditions hereinafter set forth. In connection with such acquisition, Lessee has assigned to Owner Trustee all of its rights and claims under the Purchase Agreement and the Services Agreement.

                  C. Lessee intends to sublease the Units to GCI Holdings, Inc., an Alaska corporation ("Sublessee"), on the Delivery Date pursuant to a Sublease Agreement, dated as of the date hereof, in substantially the form attached hereto as Exhibit F (as amended, supplemented or otherwise modified from time to time, the "Sublease").

                  D. To secure Lessee's obligations under this Lease, Lessee will grant to Owner Trustee a security interest in the Units, the Sublease and the other Collateral.

Section 1.  Procurement, Delivery and Acceptance.

         1.1. Subject to the terms and conditions of this Lease, including the satisfaction or waiver of the conditions set forth in Section 1.2, below, (i) Owner Trustee agrees that, on a Business Day specified by the Lessee in the Closing Notice, which date shall be on or prior to March 31, 2000 (the "Delivery Date"), it shall (a) purchase the Units from PanAmSat and pay certain transaction costs and warranty costs related to the Units and the transactions contemplated hereby, with funds provided by the Owner Participants, for the Aggregate Purchase Price, as provided herein, and (ii) each Owner Participant, severally and for itself only, hereby agrees to transfer on the Delivery Date such Owner Participant's ratable share, in accordance with the percentage set forth opposite its name in Schedule I hereto, of the Aggregate Purchase Price for the Units; provided that the Aggregate Purchase Price shall not exceed Fifty-Three Million Six Hundred Thirty One Thousand Dollars ($53,631,000). Lessee acknowledges and agrees that its acceptance of the Units on the Delivery Date shall be conclusive proof that, as of the Delivery Date, each such Unit is in compliance with all requirements of this Lease. On the Delivery Date, Owner Trustee shall lease and Lessee shall accept each Unit and each component part thereof "AS IS" at that time.

         1.2. The obligation of Owner Trustee and each Owner Participant to purchase from, and lease to, Lessee each Unit is subject to the following conditions, each of which conditions (i) unless waived as provided below, must be met on or prior to the Delivery Date (unless Owner Participants, Lessee and Owner Trustee agree to another date with respect to any given condition) in form and substance satisfactory to Owner Participants and Owner Trustee, and (ii) is for the sole benefit of the Owner Participants and may be waived (but only by all Owner Participants) in their sole discretion:

                  (a) PanAmSat shall have executed and delivered to Owner Trustee a bill of sale (a "Bill of Sale") effective as of the Delivery Date with respect to the Units to be sold by it to Owner Trustee on the Delivery Date, substantially in the form of Exhibit A hereto;

                  (b) Owner Participants and Owner Trustee shall have received an appraisal (the "Appraisal") of the Units from the Appraiser, which appraisal shall state as of the Delivery Date, (i) the appraised value (the "Appraised Value") of each Unit, which Appraised Value is at least equal to the Purchase Price of such Unit, and (ii) the estimated fair market value of each Unit at the end of the Base Term and each Renewal Term, and which appraisal shall cover such other matters as Owner Participants may request;

                  (c) Lessee shall have delivered to Owner Trustee a certified copy of the Purchase Agreement;

                  (d) Lessee and Sublessee shall have entered into the Sublease, and Lessee shall have delivered the original executed chattel paper copy thereof to the Owner Trustee;

                  (e) There shall exist no Event of Default or Default that has not been remedied or waived;

                  (f) Except as provided in the report on Form 10-K of General Communications, Inc., an Alaska corporation ("GCI"), dated December 31, 1998 (the "Disclosure Document"), there shall have been no material adverse change in the financial condition, operations, business, assets or prospects of GCI, Lessee, Sublessee or any other GCI Entity, and no other event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect;

                  (g) Owner Participants and Owner Trustee shall have received
         (i) a certificate of the Secretary or an Assistant Secretary of each of Lessee and Sublessee as to resolutions of the Board of Directors of such company (or other evidence satisfactory to Owner Participants and Owner Trustee of the due authorization by such company of the execution, delivery and performance of each Pertinent Document to which it is a party), such company's corporate charter and bylaws, copies of all of which shall be attached to such certificate and certified as true, all evidencing such company's corporate authority to enter into and perform its obligations under each Pertinent Document to which it is a party and (ii) good standing certificates for Lessee and Sublessee from the Secretary of State of Alaska;

                  (h) Owner Participants and Owner Trustee shall have received a certificate of the Secretary or an Assistant Secretary of each of Lessee and Sublessee as to the incumbency of the person or persons executing each Pertinent Document on behalf of Lessee and Sublessee, including the signatures of such persons;

                  (i) Owner Participants and Owner Trustee shall have received a search of the UCC records against GCI Communication and Lessee from all applicable jurisdictions showing no tax or judgment liens, and no financing statements covering any part of the Collateral;

                  (j) Owner Participants and Owner Trustee shall have received evidence that all UCC financing statements and other documents necessary to the satisfaction of the Owner Participant to cause Owner Trustee to have an enforceable and perfected security interest in the Collateral, subject to no liens other than Permitted Liens, have been filed in all appropriate jurisdictions, and all filing fees required to be paid in connection therewith shall have been paid;

                  (k) Owner Participants and Owner Trustee shall have received an (i) opinion of in-house counsel to Lessee and Sublessee, substantially in the form of Exhibit C-1 hereto, (ii) opinion of special FCC counsel to Lessee and Sublessee, substantially in the form of Exhibit C-2 hereto and (iii) opinion of special counsel to Sublessee, substantially in the form of Exhibit C-3 hereto;

                  (l) Lessee shall have delivered to Owner Trustee a certified copy of the Galaxy X Transponder Service Agreement between PanAmSat (as assignee of Hughes Communications Satellite Services, Inc.) and Lessee (as assignee of GCI Communications), dated as of August 24, 1995 (as heretofore or hereafter amended or supplemented, the "Services Agreement");

                  (m) Lessee shall have delivered to Owner Trustee (i) a duly executed assignment by Lessee of its rights, claims, warranties and benefits under the Purchase Agreement and the Services Agreement to Owner Trustee in the form of Exhibit D-1 hereto and (ii) a duly executed consent and agreement of PanAmSat to such assignment in the form of Exhibit D-2 hereto;

                  (n) The execution, delivery and performance of this Lease shall not constitute or result in a violation by Owner Trustee or any Owner Participant of any applicable foreign, federal, state or local law, rule, regulation, treaty or international convention or any judicial or administrative order or decree;

                  (o) Final testing of the Satellite and the Units shall have been accomplished, the results of which shall have been satisfactory to Lessee and the Owner Trustee, the Units shall meet the standards set forth in Section 4.03 of the Purchase Agreement and Lessee shall have inspected to its satisfaction and accepted the Units by delivering to Owner Trustee an acceptance certificate (the "Acceptance Certificate") effective as of the Delivery Date, substantially in the form of Exhibit B hereto, whereupon the Units described therein shall immediately become subject to and be governed by all of the provisions of this Lease;

                  (p) Lessee shall have delivered to Owner Trustee and each Owner Participant a notice of closing in substantially the form of Exhibit E hereto (the "Closing Notice");

                  (q) Each of the representations and warranties set forth in Sections 1.3 and 1.4 shall be true and correct as of the Delivery Date;

                  (r) Lessee shall have paid to GECC the structuring fee described in the letter dated March 8, 2000 from GECC to Sublessee and all expenses for which Lessee is responsible pursuant to Section 2.5 with respect to which Lessee has received an invoice;

                  (s) Owner Trustee shall have received evidence satisfactory to it that all sales, use and similar taxes required to be paid in connection with the purchase of the Units, or the execution and delivery of this Lease, the Sublease or any other Pertinent Document, have been paid in full; and

                  (t) Owner Participants and Owner Trustee shall have received such other documents as may be reasonably requested by any Owner Participant or Owner Trustee.

         If any of the foregoing conditions in Section 1.2 shall not have been met or waived by all Owner Participants, with respect to all Units on or prior to the date hereof or the Delivery Date, respectively, neither Owner Participants nor Owner Trustee will have any obligation to Lessee to purchase any Unit or to lease any such Unit to Lessee pursuant to this Lease.

         1.3. Lessee represents and warrants as of the Execution Date and as of the Delivery Date to Owner Participants and Owner Trustee that:

                  (a) To the best of Lessee's knowledge, information and belief, the Appraisal is based on factual assumptions which are reasonable, the information given to the Appraiser by Lessee or its Affiliates was true and correct when given, was not misleading in any material respect when given, and would be true and correct and not be misleading in any material respect if so given as of the Execution Date or the Delivery Date, as the case may be;

                  (b) Lessee is a corporation duly incorporated, validly existing and in good standing under the laws of Alaska, and is qualified and in good standing as a foreign corporation in each jurisdiction where the nature of its business or the location of its properties requires such qualification, except where the failure to be so qualified has not had, and could not reasonably be expected to have, a Material Adverse Effect;

                  (c) Lessee has all requisite corporate power and authority to execute, deliver, and perform its obligations under, each Pertinent Document to which it is a party;

                  (d) The execution and delivery by Lessee of each of the Pertinent Documents to which it is a party and the performance by Lessee of its obligations under each of such Pertinent Documents has been duly authorized by all necessary corporate action (including any necessary stockholder action) on its part, and such execution and delivery have not or do not, and such performance does not and will not, (i) violate any provision of any applicable foreign, federal, state or local law, rule, regulation, treaty or international convention presently in effect having applicability to Lessee or the Units or of any order, writ, judgment, decree, determination or award presently in effect having applicability to Lessee or the Units or of the charter or by-laws of Lessee or (ii) result in a breach of or constitute a default under the Credit Agreement, the Indenture or any other existing indenture, loan or credit agreement, or result in a breach of or constitute a default under the Purchase Agreement or the Services Agreement, or any other existing agreement or instrument to which Lessee or any of its Affiliates is a party or by which Lessee or any of its Affiliates, respectively, or its properties may be bound or affected, or

         (iii) result in, or require, the creation or imposition of any lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by Lessee (other than the lien contemplated by this Lease), and Lessee is not in default under or in violation of its charter or by-laws;

                  (e) Each of the Pertinent Documents to which Lessee is a party has been duly executed and delivered by Lessee, and constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  (f) No authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (Federal, state, local or foreign), including, without limitation, the Federal Communications Commission, the Securities and Exchange Commission, or with any securities exchange, is or will be required in connection with the execution and delivery by Lessee of the Pertinent Documents to which it is a party, or the performance by Lessee of its obligations under the Pertinent Documents to which it is a party;

                  (g) Neither any Owner Participant nor Owner Trustee will, solely by reason of its execution, delivery and performance of this Lease, be subject to the regulation or control of the Federal Communications Commission of the United States of America or of any public utility commission or other regulatory agency, which has or may assert its jurisdiction, in whole or in part, over any Unit;

                  (h) The chief executive office and principal place of business of Lessee is 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, or such other office as Lessee shall notify the Owner Participants and Owner Trustee in writing at least 30 days prior to relocation;

                  (i) All information regarding the Lessee, any other GCI Entity or the Units heretofore or contemporaneously produced and furnished by or on behalf of Lessee or any other GCI Entity to any Owner Participant or Owner Trustee in connection with the Pertinent Documents or any transaction contemplated thereby, including such information contained in the Disclosure Document, was true and accurate (when taken together as a whole with all other such information furnished to each of the Owner Participants) in all material respects on the date as of which such information is dated or certified and was not incomplete by omitting to state any material fact necessary to make such information (when taken together as a whole with all other such information furnished to each of the Owner Participants) in all material respects not misleading at such time;

                  (j) The Owner Trustee and Owner Participants have received a complete executed copy of the Purchase Agreement and the Services Agreement, including all attachments, amendments, waivers and side letters or agreements affecting the terms thereof, each of which is in full force and effect and enforceable against the parties thereto in accordance with its terms;

                  (k) Except as shown in the Disclosure Document, there is not litigation, proceeding, arbitration or investigation pending or, to the best of Lessee's knowledge, threatened, by or before any court of other governmental authority against Lessee, Sublessee or any other Affiliate of Lessee that questions the validity or enforceability of any Pertinent Document or, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

                  (l) Lessee is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Resume System); and

                  (m) Lessee has filed all federal, state and other tax returns that are required to be filed, and has paid all taxes shown on such returns as well as all other taxes due and payable, except to the extent payment thereof is being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles.

         1.4. Lessee represents and warrants as of the Delivery Date to Owner Participants and Owner Trustee that:

                  (a) Upon payment to PanAmSat of $44,310,000.00, Owner Trustee will have good and marketable title to each Unit, free from all claims, liens, security interests and encumbrances other than Permitted Liens;

                  (b) No filing, recordation or registration is necessary in order to perfect Owner Trustee's security interest in the Collateral in any jurisdiction except for the filing of UCC financing statements with the UCC Central Office, Department of Natural Resources of the State of Alaska; upon the filing referred to above in this Paragraph (b), Owner Trustee will have an enforceable and perfected security interest in the Collateral subject to no liens other than Permitted Liens;

                  (c) There is sufficient fuel on the satellite (the "Satellite") in which the Units are contained to provide for the orbit described in Section 1.4(e) for a period of at least 12 years from the Delivery Date;

                  (d) The Lessee has made all of the tariff or other regulatory filings, and has all requisite Federal Communications Commission and other licenses and permits, if any (the "Permits"), necessary for the use of the Units as currently contemplated. The Owner

         Trustee (and all successors and assigns thereof) and the Owner Participants may own the record and/or beneficial interest in and to the Units without any Permits;

                  (e) The Satellite has reached its geosynchronous orbit at an orbital position of 123(Degree) West Longitude, or such other orbital slot as the Federal Communications Commission has approved or required;

                  (f) Each Unit is operating in a satisfactory manner and all of the Units are operable simultaneously during a period of eclipse in a commercially usable manner (as contemplated in the Purchase Agreement);

                  (g) Each Unit is usable for the reception, frequency conversion, amplification and transmission to the ground of communication signals;

                  (h) The period of time over which there is predicted to be sufficient solar array power available to operate all Units simultaneously in a commercially usable manner (as contemplated in the Services Agreement and the Purchase Agreement) is not less than 12 years;

                  (i) The Lessee and its Affiliates have complied in all material respects with all applicable foreign, federal, state and local laws, rules, regulations, orders, ordinances and other laws of the United States of America and all foreign, state and local governments, agencies, courts or other governmental bodies of any of the foregoing, and all treaties and international conventions, pertaining to the use of Units; and

                  (j) Except with respect to permits and agreements related only to the operation and maintenance of earth stations, the Services Agreement is the only agreement, and the Permits are the only licenses and permits, necessary for the use of the Units as they are currently contemplated to be used by Lessee in this Lease and the Services Agreement.

         1.5.     Lessee hereby covenants that:

                  (a) it will not amend, modify or waive any provision of the Services Agreement, the Purchase Agreement or the Sublease, without Owner Trustee's prior written consent; it will timely enforce all of its rights and claims, and will take all such action as the Owner Trustee shall request to timely enforce all of its rights and claims, under the Services Agreement, the Purchase Agreement and the Sublease;

                  (b) it shall comply with all laws, rules, regulations and orders applicable to it;

                  (c) it shall maintain its corporate existence and all qualifications, licenses and permits (including the Permits) necessary for the operation of its business (including the operation of the Units) and the ownership of its properties;

                  (d) it will promptly pay and discharge all taxes imposed on it or its properties, unless Lessee is contesting the validity thereof by appropriate proceedings and has established adequate reserves therefor in accordance with generally accepted accounting principles; and

                  (e) it will provide Owner Trustee and each Owner Participant certified copies of any amendment, modification or change to the terms of the Services Agreement or the Purchase Agreement promptly upon the execution thereof. Lessee shall duly perform and observe in all material respects each of its obligations under the Services Agreement and Purchase Agreement and Lessee shall diligently defend and enforce its rights under each such agreement.

Section 2.  Term, Rent and Payment.

         2.1. The base term (the "Base Term") of this Lease as to each Unit shall commence on the Delivery Date and continue for a period of one year from the Delivery Date. So long as no Default or Event of Default has occurred and is continuing, Lessee may renew this Lease for all, but not less than all, of the Units at the end of the Base Term and each previous Renewal Term for a period of one year (each, a "Renewal Term", and together with the Base Term, the "Term"), provided that in no event shall the Term exceed nine (9) years from the Delivery Date. Lessee may exercise its option to extend this Lease for a Renewal Term by delivering written notice of such exercise to the Owner Trustee not less than three (3) months prior to the then scheduled termination date, which notice shall be irrevocable. At the end of the Term, Lessee shall fulfill its obligations set forth in Paragraph E in Schedule II.

         2.2. Lessee shall pay to Owner Trustee for the account of Owner Participants rental for each Unit in the amounts and at the times set forth in Paragraph C of Schedule II hereto.

         2.3. Rent and all other sums due Owner Trustee hereunder shall be paid in immediately available funds at the office of Owner Trustee specified for receipt of notices in Section 21 (the "Owner Trustee's Office"). Sums due directly to an Owner Participant hereunder shall be paid in immediately available funds: (i) if such sum is a payment under Section 5 or 7.2, to such Owner Participant at such office of that Owner Participant as it from time to time specifies to Lessee herein or in a notice pursuant to this Lease; and (ii) if such sum is a payment due under any other provision of this Lease, to Owner Trustee as provided in the foregoing sentence. Notwithstanding the foregoing, so long as GECC is the only Owner Participant, GECC and the Owner Trustee hereby direct Lessee to make payment of rent and other amounts due to the Owner Trustee at GECC's account set forth on Schedule I hereto.

         2.4. This Lease is a net lease and Lessee's obligation to pay all rental, indemnity and other amounts payable hereunder shall be absolute and unconditional under any and all circumstances and, without limiting the generality of the foregoing, Lessee shall not be entitled to any abatement or reduction of rent or any setoff against rent, indemnity or other amount, whether arising by reason of any past, present or future claims of any nature by Lessee against any Owner Participant or Owner Trustee or the registered holder of any interest in this Lease, or otherwise, or any right to delay the payment thereof. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall the obligations of Lessee be otherwise affected, (a) by reason of any defect in, damage to, or loss of possession or use, obsolescence or destruction, of any or all of the Units, however caused, or (b) by the taking or requisitioning of any or all of the Units or the Satellite by condemnation or otherwise, or (c) by the invalidity or unenforceability or lack of due authorization by any Owner Participant, Lessee or Owner Trustee or other infirmity of this Lease, or (d) by lack of power or authority of any Owner Participant or Owner Trustee to enter into this Lease, or (e) by the attachment of any lien, encumbrance, security interest or other right or claim of any third party to any Unit, or (f) by any prohibition or restriction of or interference with Lessee's use of any or all of the Units by any person or entity, or (g) by the insolvency of or the commencement by or against Lessee, Owner Trustee or any Owner Participant of any bankruptcy, reorganization or similar proceeding, or
(h) by any act of God, force majeure or other cause, whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties that all rent, indemnities and other amounts payable by Lessee hereunder shall be payable in all events in the manner and at the times herein provided unless Lessee's obligations in respect thereof have been terminated or modified pursuant to the express provisions of this Lease. To the extent permitted by applicable law, Lessee waives any and all rights which it may now have or which may at any time be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease, in whole or in part, except strictly in accordance with the express terms hereof. Each rental, indemnity or other payment made by Lessee hereunder shall be final, and Lessee shall not seek to recover (except as expressly provided in this Lease) all or any part of such payment from any Owner Participant or Owner Trustee for any reason whatsoever.

         2.5. Lessee shall pay promptly upon receipt of an invoice therefor all reasonable out-of-pocket costs and expenses of each Owner Participant and Owner Trustee (including the reasonable fees and disbursements of Mayer, Brown & Platt, as special counsel to Owner Participant and the reasonable fees and disbursements of Shipman & Goodwin LLP, as special counsel to the Owner Trustee) in connection with

                  (a) the negotiation, preparation, execution and delivery of the Pertinent Documents and schedules, certificates and exhibits thereto (including, without limitation, appraisal expenses), or entering into, or giving or withholding of, any future amendments, waivers, consents, supplements or other modifications to any of the Pertinent Documents, whether or not such amendment, modification, consent or waiver is executed and delivered,

                  (b) any Casualty Occurrence or early termination under this Lease,

                  (c) any Event of Default or the enforcement or preservation of any rights or remedies of any Owner Participant or Owner Trustee under the Pertinent Documents,

                  (d) the preparation and review of the form of any document or instrument relevant to the Pertinent Documents,

                  (e) all other administrative fees and expenses payable to third parties relating to the Pertinent Documents, including the initial and on-going fees of the Owner Trustee, or

                  (f) any transfer (i) by Owner Trustee of any of its interests in this Lease to any successor or (ii) by any Owner Participant of any of its interests in the Trust Estate if any Event of Default exists.

Lessee shall indemnify, defend and hold harmless Owner Trustee and each Owner Participant against any and all costs, expenses, damages and liabilities paid, incurred or asserted to be due for or in connection with any and all brokerage or finder's fees and commissions payable or claimed to be payable to any Person in connection with any of the transactions contemplated by the Pertinent Documents.

Section 3.  Warranties.

         3.1. LESSEE ACKNOWLEDGES AND AGREES THAT (a) EACH UNIT IS OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY LESSEE, (b) LESSEE IS SATISFIED THAT THE SAME IS SUITABLE FOR ITS PURPOSES, (c) NEITHER ANY OWNER PARTICIPANT NOR OWNER TRUSTEE IS A MANUFACTURER THEREOF OR A DEALER IN PROPERTY OF SUCH KIND, AND (D) NEITHER ANY OWNER PARTICIPANT NOR OWNER TRUSTEE HAS MADE, OR DOES OR WILL MAKE, (I) ANY REPRESENTATION OR WARRANTY OR COVENANT WITH RESPECT TO THE TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, QUALITY, DESCRIPTION, DURABILITY OR SUITABILITY OF ANY SUCH UNIT IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE PURPOSES AND USES OF LESSEE, OR (ii) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY UNIT, IT BEING AGREED THAT ALL RISKS, AS BETWEEN OWNER PARTICIPANTS AND OWNER TRUSTEE, ON THE ONE HAND, AND LESSEE, ON THE OTHER HAND, SHALL BE BORNE BY LESSEE.

         3.2. Lessee acknowledges and agrees that neither any Owner Participant nor Owner Trustee has made any representations and warranties concerning the tax, accounting or legal characteristics of this Lease and that Lessee has obtained and relied on such tax, accounting and legal advice regarding this Lease as it deems appropriate.

Section 4.  Possession, Assignment, Sublease, Use and Maintenance.

         4.1. Lessee shall not: (a) use, operate or maintain any Unit (i) except in accordance with the provisions of the Services Agreement, the Purchase Agreement and any other applicable contract or agreement and prudent industry practices or (ii) in violation of any applicable insurance policy or law or regulation of any governmental authority; (b) except as required or permitted by Section 4.2, sublease or assign any Unit or permit the use thereof by anyone other than Lessee and Sublessee pursuant to the Sublease; or (c) except as set forth in Sections 4.2 and 24.2, sell, assign or transfer any of its rights hereunder or in any Unit, or directly or indirectly create, incur or suffer to exist any lien, claim, security interest or encumbrance of any kind on any of its rights hereunder or in any Unit, except for Permitted Liens. Lessee will defend the rights, title and interest of Owner Trustee in and to the Units against the claims or demands of all persons.

         4.2. Lessee may assign and delegate all (but not less than all) of its rights, obligation and interest under this Lease only with the prior written consent of Owner Trustee and all of the Owner Participants. Lessee may sublease the Units to Sublessee pursuant to the Sublease or to another Restricted Subsidiary pursuant to a sublease in substantially the form of the Sublease, in each case without the consent of the Owner Trustee or any Owner Participant (provided that Lessee shall provide prompt notice of any such sublease to Owner Trustee). So long as no Event of Default or Default has occurred and is continuing, Lessee may sublease, assign or transfer the use of one or more Units (or portions of a Unit) to persons other than Lessee, Sublessee or to a Restricted Subsidiary; provided that, in the case of a sublease, assignment or transfer of use of one or more Units (or portions of a Unit) to any person or entity (other than to Sublessee pursuant to the Sublease or a Restricted Subsidiary), the written consent of the Deciding Interest of Owner Participants is obtained by Lessee prior to such sublease, assignment or transfer, which consent shall not be unreasonably withheld; and provided, further, that in the case of a sublease, assignment or transfer of use of one or more Units (or portions of a Unit) to any person or entity, including to Sublessee or a Restricted Subsidiary (i) no Unit may be subleased, assigned or used by another person for a period beyond the Term of this Lease, (ii) the sublease, assignment or use agreement must be in writing and expressly subject and subordinate to this Lease, and (iii) Lessee shall remain primarily liable hereunder for the performance of all of the terms of this Lease to the same extent as if such agreement had not been entered into, and, except as set forth in the Sublease, such agreement will expressly prohibit any further assignment, sublease or transfer.

         4.3. Lessee will cause the Units to be maintained, managed and monitored, ordinary wear and tear excepted, in accordance with the Services Agreement and the Purchase Agreement, and in compliance with all management and monitoring obligations, all applicable requirements of law and of any governmental authority or agency having jurisdiction over such Units or Lessee, and in accordance with standards no lower than the highest of those applied by Lessee or any of its Affiliates to similar satellite transponders owned or leased by it, ordinary wear and tear excepted. Lessee will maintain or cause to be maintained, and shall permit Owner Trustee or any Owner Participant to inspect, any records, logs and other materials required by any governmental authority having jurisdiction to be maintained or filed in respect of any Unit.

         4.4. Lessee will not create, incur, assume or suffer to exist any claim, lien, security interest or encumbrance upon any of its interest under the Services Agreement or any other Collateral, other than Permitted Liens. Lessee agrees that it will, within sixty (60) days after the last day of each calendar quarter occurring during the term of this Lease, furnish to Owner Trustee and each Owner Participant a certificate of a Responsible Officer of Lessee certifying that, as of such date, Lessee is in compliance with the requirements of this Section.

         4.5. In connection with any exercise of remedies, Owner Trustee and each of the Owner Participants agrees that it will not take any action to control, maintain, operate or use any Unit or to cause or permit such Unit to be controlled, maintained, operated or used by any person other than Lessee or Sublessee until all necessary approvals of the Federal Communications Commission and the Regulatory Commission of Alaska have been obtained.

Section 5.  General Tax Indemnity.

         5.1. Lessee agrees to pay or reimburse each Owner Participant and Owner Trustee for, and to indemnify and hold each Owner Participant and Owner Trustee harmless from, all fees (including, but not limited to, license, documentation, recording or registration fees), and taxes (including but not limited to all sales, use, gross receipts, personal property, occupational, value added or other taxes, levies, imposts, duties, assessments, charges or withholdings of any nature whatsoever), together with any penalties, fines or additions to tax, or interest thereon (all of the foregoing being hereafter referred to as "Impositions"), arising at or relating to any time prior to or during the term of this Lease, or upon any termination of this Lease or prior to or upon the return of the Units to any Owner Participant or Owner Trustee in accordance with this Lease, and levied or imposed upon any Owner Participant or Owner Trustee, directly or otherwise, by any Federal, state or local government or taxing authority in the United States or by any foreign country or foreign or international taxing authority upon or with respect to (a) any Unit, (b) the exportation, importation, registration, purchase, ownership, delivery, condition, lease, assignment, storage, transportation, possession, use, operation, maintenance, repair, return, sale (including to Owner Trustee or Lessee pursuant to this Lease), transfer of title or other disposition thereof,
(c) the rentals, receipts, or earnings arising from any Unit, or (d) this Lease or any other Pertinent Document or any payment made hereunder or thereunder; provided that this Section 5 shall not apply to: (i) Impositions which are based upon or measured by any Owner Participant's or Owner Trustee's net income, or which are in substitution for, or relieve any Owner Participant or Owner Trustee from, any actual Imposition based upon or measured by such Owner Participant's or Owner Trustee's net income (excluding, however, (A) any Imposition based on, or measured by the net income of each Owner Participant or Owner Trustee imposed by the United States or any state or local government taxing authority in the United States to the extent they would not have been imposed on an Owner Participant if on the Delivery Date such Owner Participant had advanced funds in the form of a loan secured by the Units to Lessee equal to the aggregate Purchase Price of the Units, debt service for such loan equal to scheduled rent was paid from time to time and a principal balance in the amount of the Balloon Payment remaining at the end of the term of this Lease was due at the end of such term, which treatment is consistent with the intent of Owner Participant and Lessee that Lessee be the beneficiary of the tax benefits for the Units for tax purposes, including, without limitation, the ability to claim depreciation on the Units and to deduct the interest component of the rentals, and (B) Impositions imposed with respect to the payment, receipt or accrual of any indemnity payment hereunder); (ii) Impositions based upon the voluntary transfer, assignment or disposition by any Owner Participant or Owner Trustee of any interest in any of the Units other than a transfer pursuant to the exercise of remedies hereunder or a transfer to the Lessee; and (iii) except where there exists an Event of Default, Impositions in respect of any Unit arising after the expiration or earlier termination of the Lease in respect of such Unit and the return or other disposition of such Unit in full compliance with the terms of this Lease, provided that such Impositions do not relate to acts or events arising or occurring prior to or coincident with such time.

         5.2. Lessee agrees to pay on or before the time or times prescribed by law any Impositions (except any Impositions excluded by Section 5.1); provided, however, that Lessee shall be under no obligation to pay any such Imposition so long as (i) such Imposition is being contested in good faith and by appropriate legal proceedings, with appropriate reserves being maintained therefor in accordance with generally accepted accounting principles, consistently applied; and (ii) the nonpayment thereof does not, in the reasonable opinion of any Owner Participant or Owner Trustee, materially adversely affect the right of any Owner Participant or Owner Trustee to receive payment of rentals or the Balloon Payment or involve a material risk of sale, forfeiture or loss of the Units or any interest therein or materially adversely affect the security interest created by this Lease. If any Impositions (except any Impositions excluded by Section 5.1) shall have been charged or levied against any Owner Participant or Owner Trustee directly and paid by such Owner Participant or Owner Trustee, Lessee shall immediately reimburse such Owner Participant or Owner Trustee, as appropriate, on presentation of an invoice therefor; provided, however, if such payment of any Imposition is made by any Owner Participant or Owner Trustee for which such Owner Participant or Owner Trustee shall have been reimbursed later becomes the subject of any refund (or like adjustment) paid to such Owner Participant or Owner Trustee, such Owner Participant or Owner Trustee shall promptly remit the amount of such refund (or like adjustment) to Lessee.

         5.3. If the applicable Owner Participant or Owner Trustee shall not be entitled to a corresponding and equal deduction with respect to any Imposition which Lessee is required to pay or reimburse under Section 5.1 or 5.2 and which payment or reimbursement constitutes income to any Owner Participant or Owner Trustee, then Lessee shall also pay to such Owner Participant or Owner Trustee, as appropriate, on demand the amount of such Imposition on a gross-up basis such that, after subtracting all Impositions imposed on such Owner Participant or Owner Trustee with respect to such payment by Lessee (including any Impositions otherwise excluded by Section 5.1 and assuming for this purpose that such Owner Participant or Owner Trustee was subject to taxation at the applicable federal, state or local marginal rates) such Owner Participant or Owner Trustee shall be fully reimbursed for the Imposition with respect to which such Owner Participant or Owner Trustee is entitled to be paid or reimbursed.

         5.4. Lessee shall properly prepare and file any reports or returns which may be required with respect to the Units or this Lease. If any Owner Participant or Owner Trustee is obligated to file any such reports or returns, then Lessee shall at least 10 days before the same are due prepare the same and forward them to such Owner Participant or Owner Trustee, as appropriate, with detailed instructions as to how to comply with all applicable filing requirements and funds in the amount of any payment required pursuant thereto.

Section 6.  Increased Costs, Etc.

                  (a) Illegality. Notwithstanding any other provision herein, if any Regulatory Change shall make it unlawful for any Owner Participant to fund its portion of the Balance Due at the Adjusted LIBOR Rate, as contemplated by this Lease, interest on the Balance Due shall automatically be calculated at the Base Rate on the last day of the then current Interest Period or such earlier date as required by law. If any such conversion occurs on a day which is not the last day of the then current Interest Period with respect thereto, Lessee shall pay to the Owner Participants such amounts, if any, as may be required pursuant to Paragraph (d) below.

                  (b) Requirements of Law. In the event that any Regulatory Change or compliance by any Owner Participant with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

                           (i) shall subject any Owner Participant to any tax of any kind whatsoever with respect to this Lease or the funding made by it, or change the basis of taxation of payments to such Owner Participant in respect thereof (except for taxes covered by Section 5.1);

                           (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Owner Participant which is not otherwise included in the determination of the Adjusted LIBOR Rate; or

                           (iii)    shall impose on such Owner Participant
                                    condition;

         and the result of any of the foregoing is to increase the cost to such Owner Participant, by an amount which such Owner Participant deems to be material, of making, continuing or maintaining its portion of the Balance Due or to reduce any amount receivable hereunder in respect thereof then, in any such case, Lessee shall promptly pay such Owner Participant, upon its demand, any additional amounts necessary to compensate such Owner Participant for such increased cost or reduced amount receivable. If any Owner Participant becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Lessee of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Owner Participant to Lessee in good faith and setting forth in reasonable detail the calculation of such amounts shall be conclusive in the absence of manifest error. The provisions of this Paragraph (b) shall survive the termination of this Lease and the payment of the Balance Due and all other amounts payable hereunder.

                  (c) Capital Adequacy.In the event that any Owner Participant or corporation controlling such Owner Participant shall have determined that any Regulatory Change regarding capital adequacy or in the interpretation or application thereof or compliance by such Owner Participant or such corporation with any request or directive regarding capital adequacy (whether or not having the force of law) from any governmental authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Owner Participant's capital as a consequence of its obligations or investment hereunder to a level below that which such Owner Participant could have achieved but for such change or compliance (taking into consideration such Owner Participant's policies with respect to capital adequacy) by an amount deemed by such Owner Participant to be material, then from time to time, after submission by such Owner Participant in good faith to Lessee (with a copy to the Owner Trustee) of a written request therefor setting forth in reasonable detail the calculation of such amount (which request shall be conclusive in the absence of manifest error), Lessee shall pay to such Owner Participant such additional amount or amounts as will compensate such Owner Participant for such reduction. The provisions of this Paragraph (c) shall survive the termination of this Lease and the payment of the Balance Due and all other amounts payable hereunder.

                  (d) Breakage Costs. Lessee agrees to indemnify each Owner Participant and to hold each Owner Participant harmless from any loss or expense which such Owner Participant may sustain or incur as a consequence of (i) any rental payment or the Balance Due or any portion thereof, being paid on any day other than the last day of an Interest Period or (ii) the making of a prepayment or payment of any portion of the Balance Due on a day which is not the last day of an Interest Period, including, without limitation, in each case, any such loss (other than non-receipt of anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (it being understood that any such calculation will be made on notional amounts as the Funding Parties are not required to show that they matched deposits specifically). A certificate as to any additional amounts payable pursuant to this subsection submitted by such Owner Participant to Lessee in good faith shall be conclusive in the absence of manifest error. The provisions of this Paragraph (d) shall survive the termination of this Lease and the payment of the Balance Due and all other amounts payable hereunder.

Section 7.  Risk of Loss; Replacement; Waiver and Indemnity.

         7.1. (a) If a Casualty Occurrence with respect to a Unit takes place, the Lessee shall provide to Owner Trustee a Casualty Notice on or before the next Payment Date but in any event within fifteen (15) days of the date thereof, and, on the Payment Date next following the date of such Casualty Occurrence, the Lessee shall purchase such Unit on an as is, where is basis, without recourse, representation or warranty (except that such Unit is free and clear of liens caused by actions of the Owner Participants), express or implied, from the Owner Trustee or the Owner Participants, at a price equal to the Casualty Amount with respect to such Unit determined as of such Payment Date, together with any rental payment then due, provided, however, that if such Casualty Occurrence occurs thirty (30) days or less prior to such Payment Date, the Lessee shall purchase such Unit on the second succeeding Payment Date after such Casualty Occurrence at a price equal to the Casualty Amount with respect to such Unit, determined as of such Payment Date and the portion of the next scheduled rental payment allocable to the terminated Units. Upon paying such Casualty Amount in respect thereof and making all rental payments due and owing with respect thereto, Owner Trustee shall transfer title to such Unit to the Lessee, and the Lessee's obligation to pay further rent for such Unit shall cease.

         Any payments received at any time by Owner Trustee or Owner Participants pursuant to the Services Agreement or the Purchase Agreement as a result of the occurrence of any Casualty Occurrence for which a Casualty Notice has been received shall be applied as follows: first, in reduction of the Lessee's obligation to pay the Casualty Amount (to the extent not already paid to the Owner Trustee at the time any such payments are received) and rental payments required to be made by the Lessee pursuant to this Section, to the extent not already paid by the Lessee; second, to the extent already paid by the Lessee, to reimburse the Lessee for its payment of the Casualty Amount; and third, the balance, if any, of such payments remaining thereafter shall be paid to the Lessee. Any payments received at any time by Owner Trustee or Owner Participants pursuant to the Services Agreement or the Purchase Agreement with respect to which Owner Trustee has received written confirmation from Lessee that such payment is not a result of a Casualty Occurrence, shall be promptly paid to Lessee.

         Until the payment of such Casualty Amount by Lessee, as described herein, Lessee shall continue to make all rental payments due hereunder. Upon the making of such payment by Lessee in respect of any Unit, each remaining scheduled rental payment and the Balloon Payment shall be reduced by an amount equal to the product of the amount of such scheduled rental payment or such Balloon Payment (prior to the receipt of such payment by Owner Participants) multiplied by the Unit Value Fraction.

         In the case of a Requisition of Use with respect to a Unit which does not constitute a Casualty Occurrence, such Requisition of Use shall not terminate this Lease with respect to such Unit and each and every obligation of the Lessee with respect thereto shall remain in full force and effect. So long as no Default or Event of Default shall have occurred and be continuing under this Lease, Lessee shall be entitled to all sums, attributable to the period such Unit is subject to this Lease, received by reason of any such Requisition of Use referred to in the preceding sentence.

         (b) Except as hereinabove in this Section 7.1 provided, Lessee shall not be released from its obligations hereunder in the event of, and shall bear the risk of, any Casualty

Occurrence to any Unit prior to or during the Term of this Lease and thereafter until all of Lessee's obligations hereunder are fully performed.

         (c)      Definitions.

         "Balance Due" shall mean on any date the Aggregate Purchase Price, minus the aggregate Amortization Amounts paid by Lessee on or prior to such date.

         "Casualty Amount" shall mean the product of (x) the then Balance Due multiplied by (y) the Unit Value Fraction.

         "Casualty Occurrence" with respect to a Unit shall mean any of the following events: (i) loss of such Unit or of the use thereof, including, without limitation, disappearance, loss, theft, destruction, or damage beyond repair of such Unit, or rendition of such Unit permanently unfit for commercial use or operation; (ii) an insurance settlement with respect to such Unit on the basis of a total loss; (iii) a Requisition of Use for an indefinite period or for a stated period extending for six (6) consecutive months or more or extending beyond the end of the Term of the Lease; (iv) the use of such Unit or the Satellite in the normal course of business shall have been prohibited for a period of six (6) consecutive months or more or extending beyond the end of the Term of the Lease as a result of any rule, regulation, order or other action by any governmental body having jurisdiction; (v) such Unit becomes a "Failed Transponder" pursuant to the Purchase Agreement; (vi) a Satellite Failure or the Satellite shall at any time have less than four (4) pounds of fuel on board and available for use; or (vii) one or more Owner Participants shall be subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or be deemed to be a "common carrier" subject to the jurisdiction of the Federal Communications Commission (except for nonburdensome direct or derivative obligations to furnish information, which the Owner Participants agree to furnish so long as the costs and expenses thereof are to be paid by the Lessee) under the Communications Act of 1934 by reason of their participation in the transactions contemplated by the Pertinent Documents. The date of such Casualty Occurrence shall be the date of such disappearance, loss, theft, destruction, damage, Requisition of Use for the stated period, prohibition of use for the stated period, failure or regulation.

         "Requisition of Use" with respect to a Unit shall mean the taking, condemnation, confiscation or seizure of, requisition of title to or use of, such Unit by the act of the United States or any foreign government or any state or local authority within the United States or any instrumentality or agency of any of the foregoing.

         "Satellite Failure" shall mean the failure of one or more of the basic subsystems on the Satellite, or any other event, rendering the Satellite commercially unusable.

         "Unit Value Fraction" shall mean a fraction determined as of the payment date the numerator of which is the Purchase Price for the Unit as to which there has been a Casualty Occurrence (which Purchase Price shall vary depending on whether such Unit was a C-Band or a

Ku-Band Transponder) and the denominator of which is the Aggregate Purchase Price of all Units then subject to this Lease, including the Unit having suffered the Casualty Occurrence.

         (d) In the event that PanAmSat provides a "Transponder Spare" or a "Reserve Transponder", as each such term is defined in the Purchase Agreement, as a substitute for any Unit, such Transponder Spare or Reserve Transponder shall be substituted for such Unit under this Lease, and shall be considered a Unit for all purposes hereof, without any further act. Lessee shall promptly notify Owner Trustee of any such substitution, and shall take such action, and shall execute and deliver such documents, as Owner Trustee may request in order to protect or perfect Owner Trustee's interest in and to such substitute Unit.

         7.2. Lessee waives and releases any claim now or hereafter existing against any Owner Participant or Owner Trustee on account of, and shall indemnify, reimburse and hold each Owner Participant and Owner Trustee harmless from, any and all claims by third parties (including, but not limited to, claims relating to trademark or patent infringement and claims based upon negligence, strict liability in tort, violation of laws, statutes, rules, codes or orders or claims arising out of any loss or damage to any property or death or injury to any person), and any and all losses, damages or obligations owing to third parties, and any and all penalties, liabilities, demands, suits, judgments and causes of action, and all legal proceedings, and any and all costs or expenses in connection therewith (including attorneys' fees and expenses incurred by any Owner Participant and Owner Trustee), which may be imposed on, incurred by or asserted against any Owner Participant or Owner Trustee in any way relating to or arising in any manner out of (i) the registration, purchase, taking or foreclosure of a security interest in, ownership, delivery, condition, lease, sublease, assignment, storage, transportation, possession, use, operation, return or other disposition of any Collateral, including any Unit, or any defect in any such Collateral, arising from the material or any article used therein or from the design, testing or use thereof, or from any maintenance, service, repair, overhaul or testing of any such Collateral regardless of when such defect shall be discovered, whether or not such Collateral is in the possession of Lessee and no matter where it is located; (ii) any Pertinent Document, the enforcement thereof or the consummation of the transactions contemplated thereby; or (iii) any investigation, litigation or proceeding involving or connected with any Unit or the use thereof which is related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment; provided that Lessee shall not be obligated to indemnify any Owner Participant or Owner Trustee for any such claim, loss, damage or liability which a court of competent jurisdiction shall have determined resulted from such Owner Participant's or Owner Trustee's own gross negligence or willful misconduct or from acts or events that occur with respect to any Unit after the expiration of the Term of this Lease with respect to such Unit and return of such Unit in accordance with the terms hereof (other than product liability claims (whether in contract or tort) and tort claims); provided, however, that nothing in the preceding proviso shall be deemed to exclude or limit any claim that any indemnified person may have under this Lease or applicable laws for damages from the Lessee for breach of the Lessee's representations, warranties or covenants contained herein.

Section 8.  [Reserved.]

Section 9.  Default.

         9.1. The following shall constitute events of default (each an "Event of Default") hereunder:

                  (a) default, and continuance thereof for three Business Days, in the payment when due of any amount owing by Lessee under Schedule II hereto; or default, and continuance thereof for five Business Days, in the payment when due of any other amount owing by Lessee hereunder or under any other Pertinent Document; or

                  (b) any representation or warranty on the part of Lessee contained in any Pertinent Document or in any Officer's Certificate, estoppel certificate or other writing or instrument delivered pursuant to this Lease shall at any time prove to have been incorrect in any material respect when made, or reaffirmed, as the case may be; or

                  (c) Lessee shall default in any material respect in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Section 4.2, or Section 24.2; or

                  (d) Lessee shall default in any material respect in the performance or observance of any other term, covenant, condition or agreement on its part to be performed or observed hereunder (and not constituting an Event of Default under any other clause of this Section 9.1), and such default shall continue unremedied for 30 days after the earlier of (i) the date on which written notice thereof shall have been given to Lessee by Owner Trustee or any Owner Participant, and (ii) the date on which a Responsible Officer of Lessee has actual knowledge of such default; or

                  (e) either (i) Lessee, Sublessee or any other GCI Entity shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any case or proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against it in any bankruptcy, insolvency or similar case or proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business, or (ii) corporate action shall be taken by Lessee, Sublessee or any other GCI Entity for the purpose of effectuating any of the foregoing; or

                  (f) involuntary proceedings or an involuntary petition shall be commenced or filed against the Lessee, Sublessee or any other GCI Entity under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of Lessee, Sublessee or such GCI Entity (as the case may be) or the appointment of a receiver, trustee, custodian or liquidator for the Lessee, Sublessee or such GCI Entity (as the case may be) or of a substantial part of the property, assets or business of Lessee, Sublessee or such GCI Entity (as the case may be), or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of Lessee, Sublessee or any other GCI Entity, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy, as the case may be; or

                  (g) any of the Collateral shall be subject to a lien, claim or encumbrance, other than a Permitted Lien; or

                  (h) a default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than obligations described in clause (a) of this Section 9.1) or in the payment of any Contingent Obligation of Lessee or any GCI Entity having a principal amount, individually or in the aggregate, equal to or in excess of $1,000,000 and/or a default shall occur in the performance or observance of any other obligation or condition with respect to such Indebtedness if (i) the effect of such default is (x) to accelerate the maturity of any such Indebtedness or
         (y) to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become or be declared due prior to its stated maturity or (ii) the holder or holders of such Indebtedness, or any trustee or agent for such holders, cause such Indebtedness to become due and payable prior to its expressed maturity; or

                  (i) one or more judgments or decrees shall be entered against Lessee and/or any GCI Entity involving in the aggregate a liability of $1,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                  (j) any "Event of Default" shall occur under the Sublease, the Credit Agreement or the Indenture; or

                  (k) any of the Pertinent Documents shall become invalid or unenforceable for any reason, or any party to any Pertinent Document shall repudiate its obligations thereunder, or question the validity or enforceability thereunder, or Owner Trustee shall cease to have a first priority perfected security interest in the Collateral or any part thereof.

         9.2. If any Event of Default has occurred and is continuing, Owner Trustee shall have the rights, options and remedies of a secured party under the U.C.C. (regardless of whether the U.C.C. or a law similar thereto has been enacted in a jurisdiction wherein the rights or remedies are asserted), and, without limiting the foregoing, Owner Trustee also may exercise in any order one or more or all of the remedies hereinafter set forth (it being understood that no remedy herein conferred is intended to be exclusive of any other remedy or remedies, but each and every remedy shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law or in equity or by statute):

                  (a) Owner Trustee may proceed by appropriate court action or actions either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof; or

                  (b) Owner Trustee may, by notice in writing to Lessee terminate this Lease (provided that, in the case of an Event of Default described in Section 9.1(e) or 9.1(f), this Lease shall automatically terminate), but Lessee shall remain liable as hereinafter provided; and Owner Trustee may, at its option, do any one or more of the following:
         (i) declare the Balance Due with respect to the Units, and any and all other amounts which under any Pertinent Document are payable and unpaid, to be immediately due and payable (provided that, in the case of an Event of Default described in Section 9.1(e) or 9.1(f), the Balance Due and all such other amounts shall automatically and without any notice or declaration, become immediately due and payable), and recover any damages and expenses (including the costs and expenses described in Sections 2.5 and 7.2) in addition thereto which any Owner Participant or Owner Trustee shall have sustained by reason of the breach of any covenant, representation or warranty contained in this Lease; (ii) enforce the security interest given hereunder pursuant to the U.C.C. or any other law; (iii) enter upon the premises where any of the Collateral may be and take possession of all or any of such Collateral; and (iv) require Lessee to assemble and return the Units as provided in Section 10.

In connection with any exercise of remedies, Lessee shall, at the request of the Owner Trustee, take all actions within Lessee's power to cause to be transferred to the Owner Trustee all Permits or other rights or privileges necessary to use the Units.

         9.3. In addition to the remedies set forth in Section 9.2, if any Event of Default shall occur and be continuing, Owner Trustee may, but is not required to, sell the Collateral in one or more sales. Any Owner Participant and Owner Trustee may purchase all or any part of the Collateral at such sale. Lessee acknowledges that sales for cash or credit to a wholesaler, retailer or user of such Collateral, or at public or private auction, are all commercially reasonable. Any notice required by law of intended disposition by Owner Trustee shall be deemed reasonably and properly given if given at least 10 days before such disposition. If the sale of all or any part of the Collateral is made on credit or for future delivery, Owner Trustee shall not be required to apply any portion of the sale price to the obligations of Lessee hereunder or under the related documents to which it is a party until such amount actually is received by Owner Trustee, and any Collateral so sold may be retained by Owner Trustee until the sale price is paid in full by the purchaser or purchasers thereof.

         Upon the payment in full by or on behalf of Lessee of all obligations of Lessee due and payable under this Lease, Owner Trustee shall execute and deliver to Lessee or its assignee or nominee, a bill of sale (without representations or warranties except that the Units are free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Owner Trustee or Owner Participants) with respect to any Collateral that has not been sold or otherwise transferred in accordance with this Section 9.3.

         9.4. The proceeds of such sale or exercise of other remedies shall be applied in the following order:

                  (a) First, to the payment of reasonable costs and expenses of each Owner Participant and Owner Trustee in administering the Lease and in exercising remedies, including expenses of foreclosure or suit, if any, and of any sale, and of all other proper fees, expenses, liabilities and advances (including reasonable legal expenses and attorneys' fees, whether of special counsel or in respect of allocated time charges of internal counsel) of each Owner Participant and Owner Trustee and of all taxes, assessments or liens superior to the lien granted hereunder, except any taxes, assessments or superior lien subject to which any sale of Collateral may have been made;

                  (b) Second, to the other amounts, except those specified in clause (c) below, which under the terms of this Lease have accrued;

                  (c) Third, to Owner Trustee to the extent of the aggregate Balance Due, plus any unpaid interest accruing because of the late payment of the Balance Due to the date of distribution; and

                  (d) Fourth, to the payment of the surplus, if any, to Lessee.

         If there is a deficiency in any amounts due hereunder after Owner Trustee has exercised such remedies as it shall, in its sole discretion, elect to pursue, Lessee will, promptly upon Owner Trustee's demand, pay the same to Owner Trustee.

         9.5. If Lessee fails to perform any of its agreements contained herein, whether or not an Event of Default has occurred and is continuing, Owner Trustee may perform such agreement, and the reasonable fees and expenses incurred by Owner Trustee in connection with such performance together with interest thereon shall be payable by Lessee upon demand. Interest on fees and expenses so incurred by Owner Trustee shall accrue as provided in Paragraph D of Schedule II hereto from the date such expense is incurred until paid in full.

         9.6. Lessee unconditionally and irrevocably appoints Owner Trustee as its true and lawful attorney-in-fact, with full power of substitution, to the extent permitted by applicable law, in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery hereunder, if an Event of Default occurs and is continuing, whether pursuant to foreclosure or power of sale or otherwise, and in connection therewith to execute and deliver all such deeds, bills of sale, assignments, releases (including releases of this Lease on the records of any governmental body) and other proper instruments as Owner Trustee may reasonably consider necessary or appropriate. Lessee ratifies and confirms all that such attorney or any substitute shall lawfully do by virtue hereof. If requested by Owner Trustee or any purchaser, Lessee shall ratify and confirm any such lawful sale, assignment, transfer or delivery by executing and delivering to Owner Trustee or such purchaser, all deeds, bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

Section 10.  Return of Units.

         10.1. If Owner Trustee shall rightfully demand possession of any Unit pursuant to this Lease or otherwise, Lessee, at its expense, shall forthwith (i) deliver possession of such Unit to Owner Trustee by delivering whatever data, information, records, reports, software, and other property is necessary to own and operate the Unit, all of which shall be in proper working order, to Owner Trustee, (ii) at the request of Owner Trustee, take all actions within Lessee's power to cause to be transferred to the Owner Trustee all Permits and other rights and privileges necessary to use the Units and (iii) take the actions specified on Annex III to Schedule II hereto.

Section 11.  Distributions to Owner Participants.

         All amounts of money received or realized by Owner Trustee pursuant to this Lease which are to be distributed to any Owner Participant (as distinguished from Lessee or any other person) shall be distributed as follows:

         11.1. So long as the Balance Due has not been accelerated, Owner Trustee shall distribute each payment of rent and any Balloon Payment and any payment of interest pursuant to Section 15 on any overdue installment of rent or any other payment, received by it to each Owner Participant, on a pro rata basis, without preference or priority of any Owner Participant over another in accordance with such Owner Participant's then allocable share of the Balance Due, and in case moneys are insufficient to pay in full all amounts to be then distributed pursuant to this Section 11.1, then application shall be made first, to unpaid accrued interest pursuant to Section 15 on any overdue installment of rent or other payment, and second, to the payment of rental and any Balloon Payment.

         11.2. Whether or not an Event of Default has occurred and is continuing, so long as the Balance Due has not been accelerated, Owner Trustee shall distribute all payments (including, without limitation, payments of warranty claims under the Purchase Agreement) it receives under or pursuant to this Lease in respect of a Casualty Occurrence (except to the extent otherwise required by Section 7.1) or in respect of early termination of this Lease, and any payment it receives directly or through Lessee from any insurer, governmental body or any other person (to the extent that Lessee is not entitled thereto) with respect to a Casualty Occurrence, to each Owner Participant on a pro rata basis, without preference or priority of any Owner Participant over another in accordance with such Owner Participant's then allocable share of the Balance Due.

         11.3. After the acceleration of the Balance Due and payable as a result of an Event of Default, Owner Trustee shall, after complying with paragraphs (a) and (b) of Section 9.4, distribute all moneys received and amounts realized by it after such date (including any insurance proceeds with respect to a Casualty Occurrence and amounts realized by Owner Trustee pursuant to the exercise of any of the remedies pursuant to this Lease) to the payment to Owner Participants, pro rata, without preference or priority of any Owner Participant over another in accordance with the Balance Due, plus any unpaid interest accruing because of the late payment of the Balance Due to the date of distribution; and in case moneys are insufficient to pay in full the whole amount due, owing or unpaid to Owner Participants pursuant to this Lease and the other Pertinent Documents then application shall be made first to unpaid accrued interest thereon, and second, to the Balance Due.

         11.4. Owner Trustee shall distribute each payment not described in
Section 11.1, 11.2, or 11.3, to each Owner Participant entitled to receive such payment pursuant to the terms of this Lease.

         11.5. All distributions by Owner Trustee to Owner Participants pursuant to Section 11.1, 11.2 or 11.3 shall be made pro rata, without preference or priority of any Owner Participant over another, in accordance with the amounts due each Owner Participant at the time of such payment in respect of the types of obligations described in the Section pursuant to which such distribution is being made.

         11.6. The amounts payable by Owner Trustee to Owner Participants pursuant to this Lease will be payable upon Owner Trustee receiving the same pursuant to this Lease at the Owner Trustee's Office, in immediately available funds, by transferring on the Business Day received (if received prior to 10:00 a.m., New York time; if received after such time, then on the next Business
Day), by wire, in immediately available federal funds, to an account, designated to Owner Trustee in writing by such Owner Participant, maintained by such Owner Participant with any bank located in the United States maintaining wire transfer facilities, the amounts to be distributed to such Owner Participant.

Section 12.  Limitation of Liability; Compensation.

         12.1. It is expressly understood and agreed by and among Lessee, each Owner Participant, and their respective successors and permitted assigns, that, subject to the proviso contained in this Section 12.1, all representations, warranties, covenants and undertakings of the Owner Trustee hereunder shall be binding upon the Owner Trustee only in its capacity as Owner Trustee under the Trust Agreement, and (except as otherwise expressly provided herein) the Owner Trustee shall not be liable in its individual capacity for any breach thereof, except in the case of handling funds, for failure to act with the same care State Street uses in handling its own funds, and, in all other cases for its gross negligence or willful misconduct; provided, however, that nothing in this Section 12.1 shall be construed to limit in scope or substance those representations, warranties, covenants and undertakings of the Owner Trustee made expressly in its individual capacity set forth herein or in the Trust Agreement. The term "Owner Trustee" as used in this Lease shall include any successor trustee under the Trust Agreement, or the Owner Participant if the trust created thereby is revoked.

         12.2. Lessee shall pay Owner Trustee (or any successor thereto) its fees, costs and expenses for the performance of Owner Trustee's obligations hereunder and under the Trust Agreement in accordance with the terms of any agreement between Lessee and Owner Trustee (or any successor thereto) and, absent such agreement, Lessee shall pay Owner Trustee (or any successor thereto) its reasonable and customary fees, costs and expenses for the performance of Owner Trustee's obligations hereunder and under the Trust Agreement.

Section 13.  Assignments.

         13.1. All or any of the right, title or interest and obligations of any Owner Participant in and to this Lease and the rights, benefits, advantages and obligations of any Owner Participant hereunder, including the rights to receive payment of rental or any other payment hereunder, and its rights, titles and interests in and to the Trust Estate, may be assigned or transferred by such Owner Participant at any time; provided that (i) each assignment or transfer complies with all applicable securities laws, (ii) except in the case of an assignment or transfer to an Affiliate of such Owner Participant, each assignment or transfer is in a minimum amount equal to the lesser of $5,000,000 or all of such Owner Participant's interest hereunder and under the Trust Agreement, (iii) any assignee or transferee first (A) acknowledges that the obligations to be performed from and after the date of such transfer or assignment are its obligations, including the obligations imposed by this
Section 13.1 (and the transferor Owner Participant shall deliver to Lessee a written instrument executed by the assignee or transferee demonstrating that the transfer or assignment complies with this Section 13.1(iii)), and (B) further represents and warrants to Owner Trustee, each Owner Participant and Lessee in writing that:

                  (a) it will not be acquiring its interest with the assets of a separate account or an employee benefit plan (or its related trust) as defined in Section 3 of ERISA, or with the assets of a plan (or its related trust) as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 as amended (the "Code"), or with any assets which are "plan assets" within the meaning of Department of Labor regulation
         Section 2510.3-101, unless the acquisition qualifies for an exemption from the prohibited transaction rules under Section 406 of ERISA and
         Section 4975 of the Code, other than assets allocated to an insurance company pooled separate account as defined in ERISA Section 3(17) maintained by such Owner Participant which satisfies the requirements of U.S. Department of Labor Prohibited Transaction Class Exemption 90-1 with respect to the transactions contemplated by the Lease in order for such transactions to be exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code;

                  (b) except in the case of an assignee or transferee which is an Affiliate of the assigning or transferring Owner Participant, it is
         (i) a commercial bank, savings and loan association, savings bank, credit union, pension plan, depository institution, insurance company, finance company or other financially responsible entity, in each case, having a minimum consolidated net worth (on a consolidated basis for such institution and all of its consolidated affiliates) of $50,000,000, (ii) a pension plan with investment assets in excess of $50,000,000 or (iii) an investment manager controlling assets in excess of $50,000,000;

                  (c) it will not transfer its interests hereunder or under the Trust Agreement unless the proposed transferee makes the foregoing representations and covenants; and

                  (d) it will not take any action with respect to this Lease, any other Pertinent Document or the transactions contemplated hereby and thereby that would violate any applicable securities laws.

         13.2. Lessee shall not sell, assign, transfer or otherwise dispose of its rights or delegate its obligations under this Lease to any other person, except as permitted or required by Section 4.2, and any attempt to do so shall be void.

Section 14.  Ownership, Grant of Security Interest and Further Assurances.

         14.1. Title to the Units shall remain in Owner Trustee as security for the obligations of Lessee hereunder and under the related documents to which it is a party until Lessee has fulfilled all of its obligations hereunder and under the related documents to which it is a party. Lessee hereby assigns, hypothecates, transfers and pledges to Owner Trustee, and grants to Owner Trustee a security interest, in (i) the Units, including any substitute Units as set forth in Section 7.1(d), (ii) the Sublease, (iii) the Purchase Agreement,
(iv) the Services Agreement and (v) all proceeds of the foregoing, in each case, whether now owned or hereafter acquired (all such property in which a security interest is granted by this Lease is referred to herein as "Collateral"), to secure the payment of all sums due hereunder and under the Pertinent Documents to which Lessee is a party and the performance of all other obligations hereunder and under the Pertinent Documents to which Lessee is a party and agrees, at its expense, to do any further reasonable act and execute, acknowledge, deliver, file, register and record any further documents which Owner Trustee or a Deciding Interest of Owner Participants may reasonably request in order to protect Owner Trustee's title to and perfected security interest in the Collateral, subject to no liens other than Permitted Liens, and Owner Participants' and Owner Trustee's rights and benefits under this Lease and the Collateral. Lessee shall promptly and duly execute and deliver to Owner Participants and the Owner Trustee such documents and assurances and take such further action as the Owner Trustee may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Lease and the Pertinent Documents and to establish and protect the rights and remedies created or intended to be created in favor of the Owner Trustee hereunder and thereunder, to establish, perfect and maintain the right, title and interest of the Owner Trustee in and to the Units, subject to no Lien other than Permitted Liens, at the expense of the Lessee, the recording or filing of counterparts or appropriate memoranda hereof, or of such financing statements or other documents with respect hereto as Owner Participants or the Owner Trustee may from time to time reasonably request, and the Lessee agrees to execute and deliver promptly such of the foregoing financing statements or other documents as may require execution by the Lessee. To the extent permitted by applicable laws, the Lessee hereby authorizes any such financing statements to be filed without the necessity of the signature of the Lessee.

         14.2. If Lessee would be entitled to any amount or title to any Unit hereunder but for the existence of any Event of Default or Default, Owner Trustee shall hold such amount or Unit as part of the Collateral and shall be entitled to apply such amounts against any amounts due hereunder; provided that Owner Trustee shall distribute such amount or transfer such Unit in accordance with the other terms of this Lease if and when no Event of Default or Default exists.

         14.3. Upon the final payment and performance in full of all obligations of Lessee hereunder, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Lessee. Upon any such termination, Owner Trustee will, at Lessee's sole expense, execute and deliver to Lessee such documents as Lessee shall reasonably request to evidence such termination.

Section 15.  Late Payments, Etc.

         Lessee shall pay to Owner Trustee, on demand, interest at the rate set forth in Paragraph D of Schedule II hereto on the amount of any payment not made when due hereunder from the date due (not taking into account any grace period) until payment is made.

Section 16.  Effect of Waiver.

         No delay or omission to exercise any right, power or remedy accruing to Owner Trustee or any Owner Participant upon any breach or default of Lessee hereunder shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein or of or in any similar breach or default thereafter occurring, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Owner Participants or Owner Trustee of any breach or default under this Lease must be specifically set forth in writing and must satisfy the requirements set forth in Section 19 with respect to approval by Owner Participants and Owner Trustee.

Section 17.  Survival of Covenants.

         All claims pertaining to the representations, warranties and covenants of Lessee under this Lease shall survive the expiration or termination of this Lease.

Section 18.  APPLICABLE LAW.

         THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

Section 19.  Effect and Modification of Lease.

         This Lease exclusively and completely states the rights of Owner Trustee, Owner Participants and Lessee with respect to the leasing of the Units and supersedes all prior agreements, oral or written, with respect thereto. No variation, modification, amendment or waiver of this Lease shall be valid unless in writing and signed by Owner Trustee, with the consent of a Deciding Interest of Owner Participants, and by Lessee. No variation, modification, amendment or waiver of this Lease purporting to (i) postpone, reduce or forgive, in whole or in part, any rental payment, Balloon Payment, Balance Due, interest or other amount payable hereunder, or modify the definition, or method of calculation, of any rental payment, Balloon Payment, Balance Due, interest or other amount payable hereunder, (ii) release any Collateral granted hereunder (except as expressly provided in this Lease) or modify or delete this sentence or the definition of "Deciding Interest of Owner Participants", (iii) waive any condition precedent to the obligation of any Owner Participant without the Owner Participant's written consent, or (iv) modify or delete Schedule II or any annex thereto, shall be valid unless in writing and signed by Owner Trustee with the consent of all Owner Participants.

Section 20.  Reports; Confidentiality.

         20.1. Lessee shall deliver, or shall cause to be delivered to, Owner Participants and Owner Trustee forthwith upon any Responsible Officer of Lessee obtaining knowledge of the occurrence of an Event of Default or an Default, or any default under the Services Agreement or the Purchase Agreement, an Officer's Certificate signed by such Responsible Officer specifying the nature and period of existence thereof and stating what action Lessee has taken or is taking or proposes to take with respect thereto.

         "Officer's Certificate" shall mean, with respect to any party, a certificate duly executed on behalf of such party by its President or one of its Vice Presidents, its Treasurer or its Controller.

         20.2. Owner Trustee and each Owner Participant may at its own expense upon reasonable prior notice inspect, during the normal business hours of Lessee, Lessee's books and records relating to the maintenance and performance of the Units and make copies and extracts therefrom, and may discuss such matters with its officers. Lessee shall provide, with reasonable promptness, such other information and data with respect to Sublessee or Lessee, or the Units, as from time to time may be reasonably requested by any Owner Participant or Owner Trustee.

         20.3. Owner Trustee and each Owner Participant shall maintain in confidence and not publish, disseminate or disclose in any manner to any person and shall not use (x) any material, nonpublic information relating to Lessee or
(y) any technical, nonfinancial information, data or know-how which is identified in writing as confidential by Lessee, in either case, which may be furnished pursuant to this Lease (hereinafter collectively called "Confidential Information") subject to Owner Trustee's and each Owner Participant's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such technical or financial Confidential Information to bank examiners, the National Association of Insurance Commissioners, insurance commissioners, Lessee's affiliates, auditors, counsel, other professional advisors, other Owner Participants, and other banks or other entities in connection with an offer by any Owner Participant to make an assignment pursuant to Section 14 hereof, (c) right to use and disclose any such Confidential Information in connection with the transactions set forth herein, and (d) right to disclose any such Confidential Information in connection with the transactions set forth herein or in connection with any litigation or dispute involving Owner Trustee or any Owner Participant and the Lessee or Sublessee; provided, however, that Confidential Information disclosed pursuant to clause (b) or (d) of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof; provided, further, that Confidential Information disclosed pursuant to applicable laws, regulations, subpoenas or other legal process shall be so disclosed subject to such confidentiality provisions, if any, as may be provided under applicable law. Owner Trustee and Owner Participants agree, to the extent permitted by applicable law, to use their reasonable efforts promptly to notify Lessee in writing of each order, subpoena or other legal process providing for the disclosure and/or production of Confidential Information and shall, to the extent permitted by applicable law, use their reasonable efforts promptly to supply Lessee with a copy of such order, subpoena or other legal process, in order that Lessee may intervene in the relevant administrative or legal proceeding or take other appropriate legal action to protect the confidentiality of such Confidential Information. Notwithstanding the foregoing, (i) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that was known to Owner Trustee or any Owner Participant or any of its affiliates prior to the time it received such Confidential Information from Lessee or Sublessee pursuant to this Lease, other than as a result of the disclosure thereof by a person who, to the knowledge or reasonable belief of Owner Trustee or such Owner Participant, was prohibited from disclosing it by any duty of confidentiality arising (under this Lease or otherwise) by contract or law, and (ii) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that becomes part of the public domain independently of any act of Owner Trustee or such Owner Participant not permitted hereunder (through publication, the issuance of a patent disclosing such information or otherwise) or when identical or substantially similar information is received by Owner Trustee or such Owner Participant without restriction as to its disclosure or use, from a person who, to the knowledge or reasonable belief of Owner Trustee or such Owner Participant, was not prohibited from disclosing it by any duty of confidentiality arising (under this Lease or otherwise) by contract or law.

         20.4. Owner Trustee and Owner Participants shall have the right, by their agents, to discuss the affairs of Lessee and the status of any Unit with officers of Lessee and, if there shall be an Default or Event of Default, with representatives of its certified public accountants, all at such reasonable times as a Deciding Interest of Owner Participants may request during the term of this Lease. Lessee shall, if a Default or Event of Default has occurred, take such reasonable actions as any Owner Participant may request to arrange for such Owner Participant or Owner Trustee to have discussions with any employee of Lessee and/or any third party that provides services and support with respect to the Units.

Section 21.  Notices.

         All demands, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or telecopied (and confirmed telephonically with the recipient or confirmed in writing by overnight courier) or one Business Day after being sent by overnight delivery service, addressed to: (A) Lessee or Owner Trustee at the address set forth on Schedule 21, or at such other address as may hereafter be furnished in accordance with this Section 21 by any party to all other parties, and (B) each Owner Participant at its address set forth in Schedule I hereto, or at such other address as may hereafter be furnished in accordance with this Section 21 by any party to all other parties.

Section 22.  Counterparts.

         This Lease has been executed in several counterparts. One counterpart has been prominently marked "Owner Trustee's Copy". Only the counterpart marked "Owner Trustee's Copy" shall evidence a monetary obligation of Lessee or shall be deemed to be an original or to be chattel paper for purposes of the Uniform Commercial Code, and such copy shall be held by Owner Trustee.

Section 23.   Severability.

         Whenever possible, each provision of this Lease shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Lease shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Lease.

Section 24.  Successors and Assigns; Merger.

         24.1. This Lease shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         24.2. Lessee shall not enter into any transaction of merger or consolidation with any other entity unless (a) either (i) Lessee shall be the surviving entity or (ii) if Lessee is not the surviving entity, then the surviving entity shall be a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia, and shall expressly assume in a writing the obligations of Lessee hereunder, (b) immediately after such merger or consolidation, no Event of Default or Default shall have occurred and be continuing hereunder, (c) immediately after such merger or consolidation, Owner Trustee shall have an enforceable security interest of record in all Collateral subject to no liens other than Permitted Liens, and (d) Lessee shall have delivered to Owner Participants and Owner Trustee in form and substance satisfactory to them (i) an Officer's Certificate of Lessee confirming that all requirements of this Section 24.2 have been met and that no Event of Default or Default shall have occurred and be continuing, and (ii) an opinion of counsel to Lessee stating that (among other things that may be reasonably requested by any Owner Participant or Owner Trustee) such merger or consolidation has been completed in accordance with the requirements of law of each relevant jurisdiction and that, if Lessee is not the surviving entity, the surviving entity has expressly assumed all of the obligations of Lessee hereunder. If all of the foregoing requirements have been met, the surviving entity shall have all the rights of Lessee hereunder.

Section 25.  Brokers.

         None of the parties has engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker, agent or any other like capacity in connection with this Lease or the transactions contemplated hereby, except that Lessee has engaged GECC and/or an affiliate thereof, the fees of which will be paid by Lessee.

Section 26.  Jury Trial.

         EACH OF LESSEE, EACH OWNER PARTICIPANT AND OWNER TRUSTEE WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS LEASE OR ANY RELATED DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS LEASE OR ANY RELATED DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 27.  Captions; Table of Contents.

         Section captions and the table of contents used in this Lease (including Schedule II hereto) are for convenience of reference only and shall not affect the construction of this Lease.

Section 28.  Schedules and Exhibits.

         Schedule I and Schedule II and each of the exhibits hereto, along with all attachments referenced in any of such items are incorporated herein by reference and made a part thereof.

Section 29.  Certain Definitions.

         "Acceptance Certificate" is defined in Section 1.2(o).

         "Adjusted LIBOR Rate" is defined in Annex II to Schedule II hereto.

         "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

         "Aggregate Purchase Price" is defined in Paragraph B of Schedule II hereto.

         "Amortization Amount" is defined in Annex II to Schedule II hereto.

         "Appraisal" is defined in Section 1.2(b).

         "Appraiser" means GE American Communications, Inc.

         "Appraised Value" is defined in Section 1.2(b).

         "Balance Due" is defined in Section 7.1(c).

         "Balloon Payment" is defined in Paragraph E of Schedule II hereto.

         "Base Lessee Residual Guarantee" is defined in Paragraph E of Schedule II hereto.

         "Base Rate" shall mean the prime rate as published in The Wall Street Journal from time to time.

         "Base Term" is defined in Section 2.1.

         "Bill of Sale" is defined in Section 1.2(a).

         "Business Day" is defined in Paragraph C of Schedule II hereto.

         "Casualty Amount" is defined in Section 7.1(c).

         "Casualty Notice" shall mean written notice delivered by Lessee to Owner Trustee in accordance with Section 7.1(a) which specifies the Unit or Units suffering a Casualty Occurrence, the nature and scope of the Casualty Occurrence, the rental payment date or other date on which the Casualty Amount with respect to such Casualty Occurrence is due and payable in accordance with Section 7.1(a) and the Casualty Amount, setting forth in reasonable detail the calculation thereof.

         "Casualty Occurrence" is defined in Section 7.1(c).

         "Closing Notice" is defined in Section 1.2(p).

         "Code" is defined in Section 13.1(a).

         "Collateral" is defined in Section 14.1.

         "Confidential Information" is defined in Section 20.3.

         "Contingent Obligation": as to any person, any obligation of such person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) any obligation arising under any agreement between members of a group consolidated or combined for purposes of computing income tax liability requiring a member to make capital contributions or cash advances based upon assumed tax benefits, (y) any obligation of such person or its subsidiaries for primary obligations of any other person otherwise reflected in the consolidated balance sheet of such person and its subsidiaries, and (z) any obligation with respect to a lease accounted for in accordance with GAAP as an operating lease.

         "Credit Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of November 14, 1997, by and among GCI Holdings, Inc., the lenders identified therein, Bank of America, N.A. (as successor to Nationsbank of Texas, N.A.), as administrative agent, Credit Lyonnais New York Branch, as documentation agent, and TD Securities (USA) Inc., as syndication agent, as heretofore or hereafter amended, supplemented or otherwise modified, and any credit agreement, loan agreement or indenture entered into by one or more GCI Entities in replacement thereof.

         "Deciding Interest of Owner Participants" shall mean Owner Participants holding an interest in more than 50% of the Balance Due at the time of giving the relevant instruction or taking action.

         "Default" shall mean any condition, event or act which, with notice or lapse of time or both, would become an Event of Default.

         "Delivery Date" is defined in Section 1.1.

         "Disclosure Document" is defined in Section 1.2(f).

         "Environmental Laws" means and includes the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. ss.ss. 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss.ss. 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. ss.ss. 1801-1812, the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601-2671, the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation thereof, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and in effect.

         "Eurocurrency Reserve Rate" means, for any day with respect to a Eurodollar Rate Advance, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         "Event of Default" is defined in Section 9.1.

         "Execution Date" is defined in the preamble.

         "Fair Market Value" means, with respect to any Unit, the fair market sales value as determined by an independent appraiser chosen by Owner Trustee and, so long as no Event of

Default has occurred and is continuing, approved by the Lessee (such approval not to be unreasonably withheld) that would be obtained in an arm's-length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell and neither of which is related to the Lessee, for the purchase of the Units. Such fair market sales value shall be calculated as the value for the use of the Units, assuming, in the determination of such fair market sales value, that the Units are in the condition and repair required to be maintained by the terms of this Lease.

         "GCI" means General Communication, Inc., an Alaska corporation.

         "GCI Communication" is defined in the Recitals.

         "GCI Entity" shall mean Lessee, Sublessee, GCI and each Restricted Subsidiary.

         "GECC" is defined in the preamble.

         "Hazardous Material" means any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances as defined by 42 U.S.C. ss. 6901(14), any pollutant or contaminant as defined by 42 U.S.C. ss. 9601(33) and any other toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

         "Impositions" is defined in Section 5.1.

         "Indebtedness" shall mean, with respect to a person, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business) in respect of which such person is liable, as obligor, (b) obligations of such person under capitalized leases and (c) any reimbursement obligations of such person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such person.

         "Indenture" mean the Indenture dated as of August 1, 1997, between GCI, Inc, and The Bank of New York, as trustee, providing for the $180,000,000 9-3/4% Senior Notes due 2007, as amended, supplemented or otherwise modified from time to time.

         "Interest Period" is defined in Annex II to Schedule II hereto.

         "Inspector" is defined in Annex III to Schedule II hereto.

         "Lease" is defined in the preamble.

         "Lessee" is defined in the preamble.

         "LIBOR Rate" is defined in Annex II to Schedule II hereto.

         "Material Adverse Effect" shall mean a material adverse effect upon (a) the financial condition, operations, business, assets or prospects of (i) GCI and its consolidated subsidiaries, taken as a whole, (ii) Lessee or (iii) Sublessee; (b) the ability of either Lessee or Sublessee to perform its obligations under the Pertinent Documents, the Purchase Agreement or the Services Agreement, (c) the value, utility or useful life of any Unit, (d) the validity or enforceability of any Pertinent Document or (e) the status, priority or perfection of Owner Trustee's interest in the Collateral, or any rights, claims or remedies of the Owner Trustee or any Owner Participant.

         "Officer's Certificate" is defined in Section 20.1.

         "Owner Participant" shall mean GECC and its successors and assigns as holders of a beneficial interest in the Trust Estate.

         "Owner Trustee" is defined in the preamble.

         "Owner Trustee's Office" is defined in Section 2.3.

         "PanAmSat" is defined in the Recitals.

         "Payment Date" is defined in Annex II to Schedule II hereto.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Permits" is defined in Section 1.4(d).

         "Permitted Liens" means (i) any rights of the parties pursuant to this Lease and any rights of any persons entitled to use of the Units in accordance with Section 4.2; (ii) any lien arising out of any act of, or any failure to act by, or any claim (including any claim for taxes) against, any Owner Participant or Owner Trustee which is unrelated to the transactions contemplated hereby; and
(iii) any lien for current taxes, assessments or other governmental charges which are not delinquent or the validity of which is being contested in good faith by appropriate proceedings promptly initiated and diligently prosecuted so long as such proceedings do not involve any reasonable danger of sale, forfeiture or loss of all or any part of any Unit and do not materially adversely affect the lien created by this Lease;

         "Pertinent Documents" shall mean the Bill of Sale, the Acceptance Certificate, this Lease, the Sublease, the Trust Agreement and each document executed and delivered in connection with this Lease or the Sublease (as any of the foregoing may be amended, modified, restated or supplemented from time to time).

         "Purchase Agreement" is defined in the Recitals.

         "Purchase Price" is defined in Paragraph B of Schedule II hereto.

         "Redelivery Period" is defined in Paragraph E of Schedule II hereto.

         "Regulatory Change" means, relative to any Owner Participant

                  (a) any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any

                           (i) United States federal or state law or foreign law
                  applicable to such Owner Participant;

                           (ii) regulation, interpretation, directive,
                  requirement or request (whether or not having the force of law) applicable to such Owner Participant of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of
                  (B) any fiscal, monetary or other authority having jurisdiction over such Owner Participant; or

                           (iii) generally accepted accounting principles or
                  regulatory accounting principles applicable to such Owner Participant and affecting the application to such Owner Participant of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

                  (b) any change in the application to such Owner Participant of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

         "Renewal Term" is defined in Section 2.1.

         "Requisition of Use" is defined in Section 7.1(c).

         "Responsible Officer" is defined in Paragraph E of Schedule II hereto.

         "Sales Period" is defined in Paragraph E of Schedule II hereto.

         "Satellite" is defined in Section 1.4(c).

         "Satellite Failure" is defined in Section 7.1(c).

         "Services Agreement" is defined in Section 1.2(l).

         "State Street" is defined in the preamble.

         "Sublease" is defined in the Recitals.

         "Sublessee" is defined in the Recitals.

         "Supplemental Lessee Residual Guaranty" is defined in Paragraph E of
Schedule II hereto.

         "Term" is defined in Section 2.1.

         "Trust Agreement" means the Trust Agreement (GCI Transponder 2000-1), dated as of March 31, 2000, between State Street and GECC, as it may be amended, supplemented or otherwise modified from time to time.

         "Trust Estate" means the Units, the lease, the other Collateral and any and all other property held by Owner Trustee for the benefit of the Owner Participants pursuant to the Trust Agreement.

         "U.C.C." shall mean the Uniform Commercial Code, as in effect from time to time in the State of Alaska.

         "Unit" is defined in the Recitals.

         "Unit Value Fraction" is defined in Section 7.1(c).

         Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations and computations shall be made, in accordance with generally accepted accounting principles consistently applied.

         Any capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned thereto in the Sublease.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.


                                            GCI SATELLITE CO., INC., Lessee


                                            By: /s/
                                            Name: John M. Lowber
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                            STATESTREET BANK AND TRUST COMPANY
                                              OF CONNECTICUT, NATIONAL
                                              ASSOCIATION, not in its individual
                                              capacity except as expressly set
                                              forth herein, but solely as Owner
                                              Trustee

                                            By: /s/
                                            Name: Rinette Elovecky
                                            Title: Vice President


                                            GENERAL ELECTRIC CAPITAL
                                              CORPORATION, Owner Participant


                                            By: /s/
                                            Name: Molly S. Fergusson
                                            Title: Manager, Operations


                                                                  LEASE INTENDED
                                       S-1                          FOR SECURITY

                    SCHEDULE I TO LEASE INTENDED FOR SECURITY

                               OWNER PARTICIPANTS

          Name:                   Address:                        Wire Instructions:                   Commitment Amount:
General Electric Capital    120 Long Ridge Road              Bankers Trust Company - New York             $53,631,000
Corporation                 Stamford, Connecticut  06927     ABA #021001033
                                                             Account# 50-205-776
                                                             GECC T&I Depositary
                                                             Contact: Doris Adams
                                                                      212/250-8383
                                                             Reference: GCI Satellite Co., Inc.

                   SCHEDULE II TO LEASE INTENDED FOR SECURITY


A.       Description of Units.

         As set forth on Annex I hereto (including the Purchase Price for each thereof), which by this reference is made a part hereof and of the Lease referred to above.

B.       Aggregate Purchase Price.

         "Purchase Price" for a Unit shall mean the purchase price of the Unit set forth in Annex I hereto (which shall include an allocated portion of legal expense and warranty cost) and the "Aggregate Purchase Price" shall mean the sum of the Purchase Price for all Units.

C.       Rental.

         During the term, Lessee shall pay rental for each Unit, on the dates, in the amounts and otherwise as set forth in Annex II hereto, which by this reference is made a part hereof and of the Lease referred to above. All such payments, as well as all other payments due to Owner Trustee under the Lease, shall be received by Owner Trustee not later than 1:00 p.m., New York time, on the date due; if such payments are received by Owner Trustee not later than 10:00 a.m., New York time, Owner Trustee shall disburse such funds (including for purposes of Sections 2 and 11.6 of the Lease) to Owner Participants by the end of the same Business Day (if such payments are received after such time, Owner Trustee shall deliver such funds to Owner Participants by 11:00 a.m., New York time, on the next Business Day). Funds received by any Owner Participant after 2:30 p.m., New York time, shall be deemed to be received by such Owner Participant for purposes of Paragraph D on the next succeeding Business Day. The foregoing provisions are subject to the last sentence of Section 2.3. As used herein, "Business Day" shall mean a day, other than a Saturday or a Sunday on which Owner Trustee and commercial banks located in Connecticut and New York are open for the purpose of conducting commercial banking business and, if related to LIBOR, banks were open in London, England.

D.       Interest on Late Payments.

         The interest rate on late payments shall be (i) the Adjusted LIBOR Rate then applicable pursuant to Annex II to Schedule II, plus 5.00% per annum, computed daily on the basis of a 360 day year for actual days elapsed, or (ii) the maximum amount permitted by law, whichever is less.

E.       Purchase/Remarketing Provision.

         (i) Lessee's Option. At least six months before the end of the lease term (the "Sales Period"), a Responsible Officer of Lessee shall notify Owner Trustee of its election of (1) either exercising option (a) or renewing this Lease pursuant to Section 2.1 (it being understood that

Lessee shall notify Owner Trustee at least three months before the end of the lease term whether it will purchase or renew, which notice shall be irrevocable) or (2) exercising option (b) below, and at the end of the term of the Lease, provided that the Lease has not been earlier terminated, Lessee shall, in accordance with its election:

                  (a) Purchase for cash all Units then subject to the Lease for an amount equal to the Balance Due on the last day of the Term (which sum is referred to herein as the "Balloon Payment"), plus all other amounts then due pursuant to this Lease (unless Lessee has renewed this Lease pursuant to Section 2.1); or

                  (b) Sell the Units then subject to the Lease to a purchaser not affiliated with Lessee and pay to Owner Trustee on the day the Lease terminates for the Units (i) the proceeds of sale of each Unit without deductions (which sale shall occur on the date the Lease terminates and shall be for cash) and (ii) if the proceeds are less than the Balloon Payment for such Units or if not all Units are sold and the proceeds of those Units which are sold are less than the Balloon Payment, Lessee shall pay Owner Trustee (from funds other than the sales proceeds) the difference between (x) the amount of the Balloon Payment and (y) the amount of the sale proceeds, if any; provided, however, Lessee shall not be obligated to pay to Owner Trustee with respect to the amount calculated in this clause (ii) an amount which exceeds the sum of (i) the applicable amount shown on Schedule A hereto (the "Base Lessee Residual Guarantee"), plus (ii) if applicable, the amount shown on Schedule B hereto (the "Supplemental Lessee Residual Guarantee"). If the proceeds received for all such Units exceed the amount of the Balloon Payment, Owner Trustee shall remit to Lessee the excess. The Supplemental Lessee Residual Guarantee shall be zero if (i) Lessee has exercised a Renewal Term and, in connection therewith has requested a re-appraisal of the Units and (ii) such re-appraisal is from the Appraiser or other person acceptable to the Owner Participants, is in form and substance satisfactory to Owner Participant and shows that the Fair Market Value of the Units as of the last day of such Renewal Term is at least equal to 101% of the value for the Units set forth for the last day of such Renewal Term in the Appraisal delivered on the Delivery Date.

         Lessee's election shall be irrevocable at the time made, but if Lessee fails to make a timely election (including a timely election as to whether Lessee will purchase or renew), or if an Event of Default or a Default has occurred and is continuing on the last day of the term of the Lease, or if a Requisition for Use has occurred and is continuing with respect to one or more Units, Lessee shall be deemed to have elected option (a) (irrespective of whether theretofore Lessee shall have elected option (b)).

         For the purposes hereof, "Responsible Officer" with respect to a party shall mean its President or any of its Vice Presidents.

         (ii) Option (b) Procedures. If Lessee elects option (b), Lessee shall use its best efforts throughout the Sales Period to obtain a purchaser or purchasers for the Units which are not


                                 Schedule II-2
affiliated in any way with Lessee. Owner Trustee may direct Lessee to hire and pay for sales agents as directed by Owner Participant. Except as otherwise provided below, any sale by Lessee shall be for the highest cash bid submitted to Lessee, including any bid submitted by Owner Trustee or any Owner Participant. The determination of the highest bid shall be made by Owner Trustee with the consent of the Owner Participant at the end of the Sales Period, except as otherwise provided below. Owner Trustee may accept any bid solicited by Lessee or its agent, in which case Lessee agrees to maintain the Units in accordance with the condition herein provided. Neither Owner Trustee nor any Owner Participant shall have any responsibility for procuring any purchaser. If, nevertheless, Owner Trustee or any Owner Participant undertakes any sales efforts, Lessee shall promptly reimburse Owner Trustee or such Owner Participant for any charges, costs and expenses incurred in such effort, including any allocated time charges, costs and expenses of internal counsel or other attorneys' fees.

         To facilitate the sale of the Units and to assure the best possible sales price for the Units, Lessee, at its expense, shall do, at least, all of the following (which, shall be in addition to, and not in limitation of, Lessee's obligations under the Lease, including, without limitation, its obligations to insure the Units and make rental payments).

         By the last day of the first calendar month after the commencement of the Sales Period (the "Redelivery Period"), Lessee at its expense, (i) shall have removed all of the Units from service in the Lessee's business, (ii) shall have tested all of the Units to ensure that they comply with the requirements of Annex III, and (iii) shall have certified to each Owner Participant and Owner Trustee that the Units at that time comply with such requirements.

         Lessee shall maintain the Units in the condition required by Section 4 during the Sales Period and thereafter until such Units are returned pursuant hereto. Lessee shall allow and pay for unlimited inspection of telemetry logs and other records and testing by potential purchasers, Owner Trustee and any Owner Participant, and shall pay the travel costs for all inspectors and testers, as well as any fees charged by governmental or industry testing agencies and testing companies. Lessee shall promptly provide any information, records or computer printouts (other than U.S. Government classified information) requested by Owner Trustee, any Owner Participant or potential purchasers, including records of all maintenance of or repair to each Unit prior to or during the term of the Lease and original manufacturers' operating specifications.

         Lessee shall be responsible for all costs of sale and in order to facilitate a sale shall provide, or cause to be provided, at Lessee's expense, such equipment and ancillary facility configurations, repairs, corrections and modifications as shall be necessary or desirable to Owner Trustee, any Owner Participant or any purchaser. If requested, Lessee shall provide financing to one or more qualified creditworthy purchasers at a rate not higher than the purchasers' standard commercial borrowing rates and on standard terms and conditions to enable the purchasers to purchase the Units and pay cash to the Owner Trustee. On behalf of purchasers, Lessee, at its expense, shall continue to maintain and insure Units until the purchaser's revenue start date, as indicated by the purchaser. Lessee shall inspect and certify that each Unit at the date the Lease terminates meets all such requirements and all requirements of the Lease. During the last year of


                                 Schedule II-3
the term of the Lease, Lessee shall not acquire, by purchase, lease or otherwise, and shall prevent any person or entity directly or indirectly controlling, controlled by or in common control with Lessee from acquiring, by purchase, lease or otherwise, more units (or the use of more units) of a type or types similar to the Units unless and only to the extent that Lessee is properly compelled by a court of competent jurisdiction to do so (and Lessee acknowledges and agrees that the Owner Participants may be unwilling to make the Units available to Lessee for such purposes). Lessee shall warrant to Owner Trustee, Owner Participants and any purchaser absolutely and without condition that the Units will be in the condition described in Annex III to this Schedule upon their sale to such purchaser, and that the Units will operate in accordance with their original manufacturers' specifications for at least a period equal to 12 years minus the Term.

         In addition, Lessee shall warrant to Owner Participants and any purchaser that the fuel on the satellite in which the Units are contained is sufficient to provide for a geosynchronous orbit of such satellite at its orbital position of 123(0) West Longitude (or such other orbital slot as the Federal Communications Commission has approved or required) for at least a period equal to 12 years minus the Term. Lessee shall provide access to the Units for purchasers and Owner Participants, including codes and encryption devices, and take all actions within Lessee's power to cause to be transferred to such purchaser all permits, licenses or other rights or privileges necessary to operate the Units, including but not limited to any Federal Communications Commission position, operating or frequency licenses.

         If (x) option (b) is in effect at the end of the Term but Lessee has been unable to sell a Unit to an unaffiliated person during the Sales Period and
(y) the total amount paid by Lessee to Owner Trustee (including any proceeds of sales of Units) pursuant to option (b) at the end of the Lease term is less than the amount specified in option (a), at the option of the Owner Trustee, the absolute title to each unsold Unit at the end of the Term shall vest in Owner Trustee, free and clear of any rights of redemption or other rights of Lessee, and Lessee shall, at Lessee's expense, if requested by Owner Trustee or Owner Participants, do any further acts and execute, acknowledge, deliver, file, register and record any further documents which Owner Trustee or any Owner Participant may reasonably request in order to establish and confirm Owner Trustee's or such Owner Participant's title and rights.

         (iii) Procedures After Payment Made Under Option (a) or (b). Upon (x) payment of the Balloon Payment (pursuant to option (a)) or sales price (pursuant to option (b)), as the case may be, in United States dollars, and (y) the payment by Lessee in full of all other obligations of Lessee due and payable under the Lease, Owner Trustee shall execute and deliver to Lessee (in the case of option (a)) or to the purchaser, which may be an Owner Participant (in the case of option (b)) a quitclaim bill of sale (without representations or warranties except that each Unit is free and clear of all claims, liens, security interests and other encumbrances by or in favor of Owner Trustees, Owner Participants or any person claiming by, through or under Owner Trustee or Owner Participants) for the Units (other than any unsold Units which are subject to the preceding paragraph), and such other documents as may be required to release such Units from the terms and scope of the Lease, in such form as may reasonably be requested by Lessee, all at Lessee's expense.


                                 Schedule II-4

                            SCHEDULE A TO SCHEDULE II
                         TO LEASE INTENDED FOR SECURITY

                         Base Lessee Residual Guarantee


       Lease Balance, Lessor Risk and Lessee Risk (in $ of original cost)


                                     Lease Balance/
         End of Year                 Purchase Option           Maximum Base Lessee            Maximum Lessor
       (February 28th)                   Amount                Residual Guarantee             Residual Risk
            2001                     $52,022,070.00              $45,502,882.92               $6,519,187.08

            2002                      50,413,140.00               44,654,086.29                5,759,053.71

            2003                      48,536,055.00               42,955,116.35                5,580,938.65

            2004                      46,658,970.00               41,285,832.26                5,373,137.74

            2005                      40,223,250.00               35,057,913.17                5,165,336.83

            2006                      33,787,530.00               29,334,653.42                4,452,876.58

            2007                      27,351,810.00               23,611,393.67                3,740,416.33

            2008                      21,452,400.00               18,424,443.93                3,027,956.07

            2009                      16,089,300.00               13,714,432.49                2,374,867.51

                                 Schedule II-5

                            SCHEDULE B TO SCHEDULE II
                         TO LEASE INTENDED FOR SECURITY


Supplemental Lessee Residual Guarantee



Supplemental Lessee Residual Guarantee, which, if in force, equals 1% of Equipment Cost during the Base Lease Term and any Lease Renewal.



                                 Schedule II-6

              ANNEX I TO SCHEDULE II TO LEASE INTENDED FOR SECURITY

                              DESCRIPTION OF UNITS

C-Band Transponders Nos. 1, 2, 3, 4, 6 and 8 and Ku-Band Transponder No. 10 on the Galaxy XR satellite located at 123(Degree) West Longitude.

C-Band Transponders
-------------------

Cost of Transponder                                   $ 7,060,000
Cost of Warranty (a):                                     650,000
Allocation of Legal Expense (b):                           23,333
Allocation of Owner-Trustee fees (c):                       1,667
Allocation of Structuring Fee (d):                          6,667
                                                      -----------
    Purchase Price for C-Band Transponder:            $ 7,741,933
    Total Number of C-Band Transponders Purchased:        x     6
                                                      -----------
Aggregate Purchase Price for C-Band Transponders:     $46,450,000

Ku-Band Transponder:
-------------------

Cost of Transponder                                   $ 6,500,000
Cost of Warranty (a):                                     650,000
Allocation of Legal Expense (b):                           20,000
Allocation of Owner-Trustee fees (c):                       2,000
Allocation of Structuring Fee (d):                          9,000
                                                      -----------
    Purchase Price for Ku-Band Transponder:           $ 7,181,000
    Total Number of Ku-Band Transponders Purchased:        x    1
                                                      -----------

Aggregate Purchase Price for Ku-Band Transponders:    $ 7,181,000

Aggregate Purchase Price for All Transponders:        $53,631,000
                                                      ===========

(a)      Warranty Fee is equal to 10% of $6,500,000 for each transponder
(b)      Total Legal Expense is equal to $160,000
(c) Owner-Trustee expenses include $2,000 acceptance fee and $10,000 for out-of-pocket expenses and counsel fees. An additional $2,000 annual administrative fee will be billed to the lessee.
(d) Structuring Fee of 1% of the total purchase price or $536,310 will be paid at date of closing. A portion of the structuring fee equal to $100,000 was paid upon signing the Commitment Letter, $49,000 will be included in the Aggregate Purchase Price for All Transponders while the remaining $387,310 will be payable at closing.


                                 Schedule II-7

             ANNEX II TO SCHEDULE II TO LEASE INTENDED FOR SECURITY

                                 RENTAL PAYMENTS


         On the last day of each March, June, September and December or, if such day is not a Business Day, on the next Business Day (each, a "Payment Date"), Lessee shall make a rental payment to Owner Trustee equal to the sum of (i) interest accrued on the Balance Due during the period from, and including, the previous Payment Date (or, in the case of the first Payment Date, from and including the Delivery Date) to, but excluding, such Payment Date (each such period, an "Interest Period") at a rate equal to the sum of (A) the Adjusted LIBOR Rate for such period, plus (B) 3.25% per annum, plus (ii) the Amortization Amount for such Payment Date. The interest described in the foregoing clause (i) shall be calculated on the basis of a 360 day year for the actual number of days elapsed. GECC shall notify Lessee and the Owner Trustee of the rental payment due on each Payment Date at least three (3) Business Days prior to such Payment Date, provided that the failure to so notify Lessee shall not affect Lessee's obligations to pay rent or any other amount hereunder.

         "Adjusted LIBOR Rate" shall mean, for any Interest Period, (i) the LIBOR Rate for such Interest Period divided by (ii) one minus the Eurocurrency Reserve Rate in effect for such period.

         "LIBOR Rate" for any Interest Period shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term of three (3) months. If for any reason such rate is not available, the term LIBOR Rate shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term of three (3) months; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "Amortization Amount" for any Payment Date shall mean the amount set forth opposite such Payment Date on Schedule A hereto.


                                 Schedule II-8

                             SCHEDULE A TO ANNEX II
                  TO SCHEDULE II TO LEASE INTENDED FOR SECURITY

                             Rental Payment Schedule

       Rental Payment
            Date                         Total Rental Payment              Interest                      Principal
        Jun 30, 2000                         $1,646,471.70               $1,244,239.20                  $402,232.50

        Sep 30, 2000                          1,637,139.91                1,234,907.41                   402,232.50

        Dec 31, 2000                          1,627,808.11                1,225,575.61                   402,232.50

        Mar 31, 2001                          1,618,476.32                1,216,243.82                   402,232.50

        Jun 30, 2001                          1,609,144.52                1,206,912.02                   402,232.50

        Sep 30, 2001                          1,599,812.73                1,197,580.23                   402,232.50

        Dec 31, 2001                          1,590,480.94                1,188,248.44                   402,232.50

        Mar 31, 2002                          1,581,149.14                1,178,916.64                   402,232.50

        Jun 30, 2002                          1,638,856.10                1,169,584.85                   469,271.25

        Sep 30, 2002                          1,627,969.00                1,158,697.76                   469,271.25

        Dec 31, 2002                          1,617,081.91                1,147,810.66                   469,271.25

        Mar 31, 2003                          1,606,194.82                1,136,923.57                   469,271.25

        Jun 30, 2003                          1,595,307.73                1,126,036.48                   469,271.25

        Sep 30, 2003                          1,584,420.63                1,115,149.38                   469,271.25

        Dec 31, 2003                          1,573,533.54                1,104,262.29                   469,271.25

        Mar 31, 2004                          1,562,646.45                1,093,375.20                   469,271.25

        Jun 30, 2004                          2,691,418.10                1,082,488.10                 1,608,930.00

        Sep 30, 2004                          2,654,090.93                1,045,160.93                 1,608,930.00

        Dec 31, 2004                          2,616,763.75                1,007,833.75                 1,608,930.00

        Mar 31, 2005                          2,579,436.58                  970,506.58                 1,608,930.00

        Jun 30, 2005                          2,542,109.40                  933,179.40                 1,608,930.00

        Sep 30, 2005                          2,504,782.22                  895,852.22                 1,608,930.00

        Dec 31, 2005                          2,467,455.05                  858,525.05                 1,608,930.00

                                 Schedule II-9

       Rental Payment
            Date                         Total Rental Payment              Interest                      Principal
        Mar 31, 2006                          2,430,127.87                  821,197.87                 1,608,930.00

        Jun 30, 2006                          2,329,800.70                  783,870.70                 1,608,930.00

        Sep 30, 2006                          2,355,473.52                  746,543.52                 1,608,930.00

        Dec 31, 2006                          2,318,146.34                  709,216.34                 1,608,930.00

        Mar 31, 2007                          2,280,819.17                  671,889.17                 1,608,930.00

        Jun 30, 2007                          2,109,414.49                  634,561.99                 1,474,852.50

        Sep 30, 2007                          2,075,197.91                  600,345.41                 1,474,852.50

        Dec 31, 2007                          2,040,981.34                  566,128.84                 1,474,852.50

        Mar 31, 2008                          2,006,764.76                  531,912.26                 1,474,852.50

        Jun 30, 2008                          1,838,470.68                  497,695.68                 1,340,775.00

        Sep 30, 2008                          1,807,364.70                  466,589.70                 1,340,775.00

        Dec 31, 2008                          1,776,285.72                  435,483.72                 1,340,775.00

        Mar 31, 2009                          1,745,152.74                  404,377.74                 1,340,775.00

                                 Schedule II-10

             ANNEX III TO SCHEDULE II TO LEASE INTENDED FOR SECURITY

                               RETURN REQUIREMENTS


         Upon any return of the Units to Owner Trustee or Owner Participants, at Lessee's sole expense:

         1. All Units and the Satellite in which they are contained (a) will have been maintained at all times in accordance with the Lease and, whether or not specified in the Lease, in accordance with the original manufacturer's suggested maintenance recommendations, (b) will be in the same condition as when delivered by the original manufacturer, regular and reasonable wear, tear and ordinary fuel use projected upon insertion into orbit excepted, (c) will be positioned properly in geosynchronous orbit at its orbital position 123(0) West longitude (or such other orbital slot as the Federal Communications Commission has approved or required), and (d) will be in full compliance with all domestic and international satellite regulations, and with recommendations or requirements of any insurance rating or classification agency or any government agency or department having jurisdiction necessary for maintenance of the Units' and satellite's classification or certification at the time of redelivery (it being agreed that Lessee, if taking advantage of any applicable grace period will nevertheless put the Units into such condition before redelivery hereunder).

         2. At Lessee's expense, telemetry logs and other records will be inspected by and the Units and satellite tested a qualified person (the "Inspector") selected by the Owner Participants to verify that the Units and satellite are in the condition required by this Annex. If as a result of any such inspection and/or testing requested by the Inspector any item or component of any Unit or satellite is determined to be defective in any respect, then at the option of the Owner Participants, Lessee will pay to the Owner Participants an amount equal to (a) the then current market value of such item or component in place, in use and in the condition that would have been required if such item or component were redelivered, together with (b) additional rent at a per diem rate equal to the daily equivalent of the most recent rent payable under the Lease for the number of days beyond the end of the Term which, in the Owner Participants' reasonable opinion, will be required to replace such item or component.

         The Term will be extended for any period necessary to conduct the inspection referred to above and to make repairs or replacements, appraisals and adjustments, if any, and, in the case of extension of the Term, Lessee will pay extended rent hereunder in respect of such period at the per diem rate referred to in the preceding paragraph. During any such period of extension, all of Lessee's obligations under the Lease will continue in full force and effect.

         3. All regulatory and compliance certificates, permits and the like, if any, will be current and in full force and effect for transfer of ownership.


                                 Schedule II-11

         4. All systems will be operational and the Units will be in a condition suitable for continuous operation at rated capacity in commercial service.


                                 Schedule II-12